Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

AMONG

DS AUDIBLE SAN FRANCISCO, LLC

GRANITE BROADCASTING CORPORATION

KBWB, INC.

AND

KBWB LICENSE, INC.

dated as of

May 1, 2006

(i)

	4.4.2. Title to Broadcasting Assets	24

	4.4.3. Personal Property	24

4.5.	FCC Matters; Licenses and Permits	24

	4.5.1. FCC Matters	24

	4.5.2. Licenses and Permits	25

4.6.	Contracts	25

	4.6.1. Station Contracts	25

	4.6.2. Program Rights Agreements	26

4.7.	Intellectual Property	27

4.8.	Employee Matters.	28

	4.8.1. ERISA	28

	4.8.2. Employment and Vacation Leave	29

	4.8.3. Employees	29

4.9.	Financial Statements	29

4.10.	Litigation; Compliance	30

	4.10.1. Litigation	30

	4.10.2. Violations	30

4.11.	Labor	30

4.12.	Taxes	31

4.13.	Environmental Matters	31

	4.13.1. Environmental Laws	31

	4.13.2. Environmental Permits	31

	4.13.3. Environmental Claims	31

	4.13.4. Releases	32

	4.13.5. Real Property Conditions	32

	4.13.6. Information	32

4.14.	Cable Matters	32

4.15.	Digital Television	33

4.16.	Operations Since Balance Sheet Date	33

4.17.	No Undisclosed Liabilities	34

4.18.	Sufficiency of Assets	35

4.19.	Transactions with Affiliates	35

4.20.	Advertising	35

(ii)

4.21.	Solvency	35

4.22.	Insurance	36

ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF BUYER	36

5.1.	Organization and Standing	36

5.2.	Authorization and Binding Obligations	36

5.3.	No Contravention	36

5.4.	Litigation	37

5.5.	Absence of Knowledge as to Certain Facts	37

5.6.	Financial Capacity	37

5.7.	Sophistication; Due Diligence	37

5.8.	Qualifications; Consents	37

ARTICLE VI.	CONDUCT OF BUSINESS	37

6.1.	Conduct of Business to Closing	38

	6.1.1. Conduct of Business	38

	6.1.2. Organization	38

	6.1.3. Insurance	38

	6.1.4. Transfer of Broadcasting Assets	38

	6.1.5. Financial Statements	38

	6.1.6. Encumbrances	38

	6.1.7. Litigation	38

	6.1.8. Contracts	39

	6.1.9. Consents, Approvals, Amendments and Extensions	39

	6.1.10. Licenses	39

	6.1.11. Other Affirmative Obligations	39

	6.1.12. Other Negative Obligations	40

6.2.	No Shop	41

6.3.	Access and Information	42

6.4.	Preserve Accuracy of Representations and Warranties; Notification Covenant	42

6.5.	Governmental Consents	42

6.6.	Post-Closing Cooperation	42

	6.6.1. Transition	42

	6.6.2. Tax Returns	43

(iii)

	6.6.3. Financial Statements	43

6.7.	Supplies	43

6.8.	Transition Services	43

ARTICLE VII.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES	44

7.1.	Conditions Precedent to the Obligation of Buyer	44

	7.1.1. Closing of WDWB Transaction	44

	7.1.2. FCC Consent	44

	7.1.3. Accuracy of Representations and Warranties	44

	7.1.4. Compliance with Agreement	44

	7.1.5. No Obstructive Proceeding	45

	7.1.6. Authorization	45

	7.1.7. Opinions of Counsel	45

	7.1.8. Certifications	45

	7.1.9. Governmental Approvals	45

	7.1.10. FIRPTA Affidavits	45

	7.1.11. Removal of Encumbrances	45

	7.1.12. Officers’ Certificates	45

	7.1.13. Consents	45

	7.1.14. Delivery of Instruments of Conveyance and Assignment	46

	7.1.15. FCC Licenses	46

	7.1.16. Material Adverse Effect	46

	7.1.17. Fair Value Opinion	46

	7.1.18. Transition Services	46

	7.1.19. Restructured Programming Obligations	46

7.2.	Conditions to Obligations of Sellers	46

	7.2.1. FCC Consent	46

	7.2.2. Accuracy of Representations and Warranties	46

	7.2.3. Compliance with Agreement	46

	7.2.4. Delivery of Instruments of Assumption	46

	7.2.5. No Obstructive Proceeding	47

	7.2.6. Other Governmental Approvals	47

	7.2.7. Consents	47

(iv)

	7.2.8. Authorizations	47

	7.2.9. Officer’s Certificate	47

ARTICLE VIII.	INSTRUMENTS OF CONVEYANCE AND TRANSFER	47

8.1.	Instruments of Conveyance and Transfer of Real Property	47

8.2.	Instruments of Conveyance and Transfer of Personal Property	47

	8.2.1. Assignment of Leases	48

	8.2.2. Bills of Sale	48

	8.2.3. Assignments of Licenses	48

	8.2.4. Assignments of Contracts; Other Assignments	48

ARTICLE IX.	EMPLOYEES	48

9.1.	Employment	48

	9.1.1. Seller to Terminate	48

	9.1.2. Buyer to Hire	48

9.2.	Cooperation	49

9.3.	Employee Plans	49

9.4.	401(k) Plan	49

	9.4.1. Transferred Savings Plan	49

	9.4.2. Roll-Over	49

9.5.	Bonus Compensation	50

9.6.	FICA and Wage Reporting	50

9.7.	Employee Rights	50

ARTICLE X.	RISK OF LOSS; FAILURE OF BROADCAST TRANSMISSION	50

10.1.	Risk of Loss	50

10.2.	Extension of FCC Consent	51

10.3.	Interruption of Broadcast Transmission	51

10.4.	No Limitation	51

ARTICLE XI.	BOOKS AND RECORDS	51

ARTICLE XII.	POSSESSION AND CONTROL OF THE STATION	52

ARTICLE XIII.	BROKERS	52

ARTICLE XIV.	INDEMNIFICATION	52

14.1.	Survival	52

14.2.	Sellers’ Indemnification — Breach	52

14.3.	Buyer’s Indemnification	53

(v)

14.4.	Limitations	54

14.5.	Treatment of Indemnity Payments	54

14.6.	Method of Asserting Claim	54

	14.6.1. Third-Party Claims	54

	14.6.2. Indemnification Claims by the Parties	55

	14.6.3. Indemnitor’s Obligations	55

14.7.	Recovery	56

14.8.	Subrogation	56

14.9.	Limitation on Liability	56

14.10.	Termination of Indemnification	56

14.11.	Special Damages	56

ARTICLE XV.	COSTS AND EXPENSES	56

ARTICLE XVI.	TERMINATION	57

16.1.	Events of Termination	57

	16.1.1. Buyer	57

	16.1.2. Granite	57

	16.1.3. Mutual Consent	57

	16.1.4. By Granite on Breach	57

	16.1.5. By Buyer on Breach	57

	16.1.6. Other	57

16.2.	Effect of Termination	58

	16.2.1. Effect	58

	16.2.2. Generally	58

ARTICLE XVII.	NON-COMPETITION; NON-SOLICITATION; AND CONFIDENTIALITY	58

17.1.	Non-Competition; Non-Solicitation	58

17.2.	Confidentiality	58

17.3.	Equitable Relief	59

ARTICLE XVIII.	MISCELLANEOUS	59

18.1.	Grace Period	59

18.2.	Further Assurances	59

18.3.	Notice of Proceedings	59

18.4.	Notices	59

(vi)

18.5.	Headings and Entire Agreement; Amendment	61

18.6.	Waiver	61

18.7.	Binding Effect and Assignment	61

18.8.	Counterparts	61

18.9.	Exhibits, Schedules and Attachments	61

18.10.	Rights Cumulative	61

18.11.	Governing Law	61

18.12.	Severability	62

18.13.	Third-Party Rights	62

18.14.	Public Announcements	62

18.15.	Specific Performance	62

18.16.	Resolution of Disputes	62

18.17.	Confidentiality	63

18.18.	Bulk Sales Waiver	63

(vii)

EXHIBITS

Exhibit A	—	Form of Escrow Agreement
Exhibit B	—	Form of Opinion of Counsel to Sellers

SCHEDULES

Schedule 1-A	—	Leased Real Property of the Station
Schedule 1-B	—	Owned and Leased Tangible Personal Property of the Station
Schedule 1-C	—	Other Operating Contracts of the Station
Schedule 1-D	—	Excluded Assets
Schedule 1-E	—	Seller Knowledge
Schedule 1-F	—	Barter Agreements
Schedule 1-G	—	Trade Agreements
Schedule 1-H	—	Permitted Encumbrances
Schedule 2.2.2	—	Allocation Schedule
Schedule 2.5.1	—	Security Deposits
Schedule 2.5.2	—	Statement of Preliminary Purchase Price Adjustment
Schedule 4.1	—	Foreign Qualifications
Schedule 4.3.1	—	Consents and Waivers
Schedule 4.4.1	—	Real Property
Schedule 4.4.2	—	Encumbrances relating to the Broadcasting Assets
Schedule 4.5.1	—	KBWB Licenses
Schedule 4.5.2	—	Governmental Permits
Schedule 4.6.1	—	Contracts
Schedule 4.6.2	—	Programming Payments
Schedule 4.7	—	Intellectual Property
Schedule 4.8.2	—	Employment and Vacation Leave
Schedule 4.8.3	—	Employees
Schedule 4.9	—	Financial Statements
Schedule 4.10.1	—	Litigation
Schedule 4.10.2	—	FCC Filings
Schedule 4.14	—	Cable Matters
Schedule 4.16	—	Operations Since the Balance Sheet Date
Schedule 4.17	—	Undisclosed Liabilities
Schedule 4.18	—	Sufficiency of Assets
Schedule 4.19	—	Transactions with Affiliates
Schedule 4.20	—	Advertising
Schedule 4.22	—	Insurance
Schedule 6.1.8	—	Agreements
Schedule 7.1.13	—	Consents
Schedule 7.1.19	—	Restructured Programming Obligations
Schedule 7.2.7	—	Consents

(viii)

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of May 1, 2006, is entered into by and among DS AUDIBLE SAN FRANCISCO, LLC, a Delaware limited liability company (“Buyer”), GRANITE BROADCASTING CORPORATION, a Delaware corporation (“Granite”), KBWB, INC., a Delaware corporation (“KBWB”), and KBWB LICENSE, INC., a Delaware corporation (“KBWB Licensee” and collectively with Granite and KBWB, “Sellers”).

WITNESSETH:

WHEREAS, Sellers own and operate, under license from the Federal Communications Commission (the “FCC”), television station KBWB(TV), Channel 20, San Francisco, California and its auxiliary facilities (the “Station”), including all the Broadcasting Assets (as hereinafter defined);

WHEREAS, KBWB and KBWB Licensee are wholly owned direct or indirect Subsidiaries of Granite;

WHEREAS, KBWB Licensee is the holder of the KBWB Licenses (as hereinafter defined);

WHEREAS, Buyer desires to purchase all of the Broadcasting Assets and Sellers desire to sell all of the Broadcasting Assets to Buyer in accordance with the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1.          Defined Terms. As used herein, the following terms have the following meanings:

“AAA” has the meaning set forth in Section 18.16 hereof.

“Accounting Firm” has the meaning set forth in Section 2.5.2(d) hereof.

“Accounts Receivable” means all rights of Sellers as of the Closing Date to receive payments (other than any intercompany obligations) arising out of sales of advertising time and other goods and services by the Station occurring in the conduct of the Business (including reimbursements for cooperative advertising for the Station to the extent related to advertising broadcasts prior to the Closing Date, but excluding goods and services to be received pursuant to any Barter Agreement or Trade Agreement) prior to the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person, and, if such a Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such individual’s immediate family and any Person who is controlled by any such member or trust. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by Contract or otherwise).

“Aggregate Consideration” has the meaning set forth in Section 2.2.2 hereof.

“Agreed Amount” has the meaning set forth in Section 14.6.2(b) hereof.

“Agreement” has the meaning set forth in the preamble hereto. For the avoidance of doubt, the term “Agreement” also includes all amendments, supplements or other modifications to this Agreement as entered into from time to time in accordance with the terms hereof.

“Ancillary Agreement” has the meaning set forth in Section 4.2 hereof.

“Assumed Obligations” has the meaning set forth in Section 2.4.2 hereof.

“Balance Sheet” has the meaning set forth in Section 4.9(a) hereof.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Barter Agreements” means Contracts for the sale of time on the Station in exchange for programming, as set forth on Schedule 1-F.

“Broadcasting Assets” means all real, personal and mixed assets, rights, benefits and privileges both tangible and intangible, of every kind, nature and description Used by Sellers in connection with, or pertaining to, or useful in connection with the operation of the Business (other than the Excluded Assets, which are expressly excluded from the definition of Broadcasting Assets and shall be retained by Sellers). Except as otherwise provided in this Agreement, Broadcasting Assets shall include the following assets existing on the date of this Agreement and all such assets acquired between the date hereof and the Closing as permitted by and subject to the terms of this Agreement:

(a)           all real property, leasehold interests and estates and improvements of every kind and description, together with all buildings, structures and improvements of every nature located thereon including fixtures, auxiliary and translator facilities, transmitting towers, transmitters and antennae, Used by Sellers in connection with the Business as of the date hereof which are set forth in Schedule 1-A hereto and acquired between the date hereof and the Closing as permitted by and subject to the terms of this Agreement;

(b)           all broadcasting and other equipment (including all machinery and computers), office furniture, fixtures,

inventory (including all programs, records, tapes, recordings, compact discs and cassettes), office materials and supplies, spare parts, tubes, advertising and promotional materials, engineering plans, vehicles and other tangible personal property of every kind and description Used by Sellers in connection with the Business on the date hereof, which are set forth in Schedule 1-B hereto, and any additions, improvements and replacements thereto between the date hereof and the Closing as permitted by and subject to the terms of this Agreement;

(c)           all Station Contracts, together with all Contracts related to the Business entered into between the date hereof and the Closing as permitted by and subject to the terms of this Agreement;

(d)           (i) all KBWB Licenses and (ii) any other Governmental Permit Used by Sellers in connection with the Business as of the date hereof and (iii) any pending applications for new Governmental Permits, in each case, (A) to the extent transferable and (B) including (x) any additions, renewals and extensions thereto between the date hereof and the Closing as permitted by and subject to the terms of this Agreement and (y) all applications for modification, extension or renewal thereof;

(e)           the books and records of the Business (including computer programs, files, logs, studies, technical information, consulting reports, correspondence and data and financial and other records pertaining to the Business);

(f)            all franchises, trademarks, trademark applications, patents (including continuations, continuations-in-part, reissues, reexamined patents and divisionals), patent applications, tradenames, service marks, service mark applications, all other intellectual property, all call letters, Websites (including Website URLs), domain names, databases, software (including any “off the shelf” or “shrink wrapped” computer software, programs or licenses), copyrights, copyright applications, licenses and similar intangible property rights (and applications therefor) if any, Used by Sellers in connection with the Business as of the date hereof, and those acquired between the date hereof and the Closing as permitted by and subject to the terms of this Agreement, and all of the goodwill, rights, benefits, and privileges associated therewith;

(g)           all Contracts now existing, or entered into as permitted by and subject to the terms of this Agreement between the date hereof and the Closing Date, for the sale of advertising time on the Station, except those which on the Closing Date have already been filled or have expired;

(h)           all programs and programming materials and elements of whatever form or nature owned by Sellers as of the date of this Agreement and Used in connection with the Business, whether recorded on film, tape or any other medium or intended for live performance, television broadcast or other medium and whether completed or in production, and all related common law and statutory intangible rights Used in connection with the Business, and all Station Contracts, in each case, with respect to Program Rights, together with all such programs, materials, elements and intangible rights acquired by Sellers in connection with the Business as permitted by and subject to the terms of this Agreement between the date hereof and the Closing Date;

(i)            all prepaid rentals, security deposits and other prepaid expenses and receivables and any other current assets arising in connection with the Business allocated to Buyer in accordance with Section 2.5 hereof;

(j)            all goods, assets, rights and services due to Sellers under all Trade Agreements and Barter Agreements of the Station that have been entered into as of the date hereof or will be entered into as permitted by and subject to the terms of this Agreement between the date hereof and the Closing Date;

(k)           all advertising customer lists, mailing lists, processes, trade secrets, know-how and other proprietary or confidential information Used in or relating to the Business;

(l)            any rights, claims or causes of action of Sellers against third parties arising in connection with or relating to the Business other than those relating to Excluded Assets or Excluded Liabilities;

(m)          all jingles, slogans, commercials and other promotional materials Used in or relating to the Business;

(n)           all rights and claims relating to any other Broadcasting Asset or any Assumed Obligation, including all guarantees, warranties, indemnities and similar rights in favor of Sellers in respect of any Assumed Obligation;

(o)           all other assets not referenced above that are reflected on the Balance Sheet, other than Excluded Assets and those assets disposed of or converted into cash after the Balance Sheet Date in the ordinary course of the Business and as permitted by this Agreement;

(p)           all Sellers’ goodwill in, and going concern value of, the Station; and

(q)           all other assets Used in connection with the Station.

“Business” means the ownership and operation of the Station and the Broadcasting Assets.

“Buyer” has the meaning set forth in the recitals hereto.

“Buyer Group Members” has the meaning set forth in Section 14.2 hereof.

“Buyer Pro Rata Amount” has the meaning set forth in Section 2.5.1 hereof.

“Cable Act Requirements” has the meaning set forth in Section 4.14(b) hereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 - 9675, and the regulations thereunder, as in effect from time to time.

“Claim Notice” has the meaning set forth in Section 14.6.2(a) hereof.

“Claimed Amount” has the meaning set forth in Section 14.6.2(a) hereof.

“Closing” means the consummation of the transactions contemplated hereby on the Closing Date.

“Closing Date” means the day on which the transactions contemplated by this Agreement are consummated, which shall be a time and business date to be selected by Buyer and Granite, which date shall not be less than two (2) nor more than five (5) business days after the date on which the conditions specified in Article VII hereof (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) shall have been met or waived by the beneficiary thereof, except as provided in Article X or unless Buyer and Granite mutually agree to a different time and date.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, as in effect from time to time.

“Communications Act” means the Communications Act of 1934, as amended.

“Communication Laws” means the Communications Act, together with the FCC Rules, as in effect from time to time.

“Company Welfare Plans” has the meaning set forth in Section 9.3 hereof.

“Confidentiality Agreement” means the letter agreement dated February 16, 2006, by and between D.B. Zwirn & Co., L.P. and Granite.

“Contract” means any legally binding agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease or license, whether or not written.

“Controlling Party” has the meaning set forth in Section 14.6.1(b) hereof.

“Damages” has the meaning set forth in Section 14.2 hereof.

“Dispute” has the meaning set forth in Section 14.6.2(b) hereof.

“DTV” has the meaning set forth in Section 4.15 hereof.

 “Effective Time” means 12:01 a.m. on the Closing Date.

“Employee Plan” means any employee benefit plan, as defined in section 3(3) of ERISA (as hereinafter defined), including any defined benefit pension plan, defined contribution pension plan, and medical and other welfare plan, and any retirement, post-retirement, deferred compensation, medical, dental, vision, cafeteria, dependent care, flexible spending, employee assistance, insurance, equity-based, stock purchase, stock option, savings, severance, employment, compensation, bonus, incentive, vacation, or other benefit plan agreement, program, or arrangement, whether or not subject to ERISA, provided by a Seller or any of its Affiliates to or for the benefit of any current or former KBWB Employee (or any of their respective beneficiaries).

“Encumbrances” means any mortgage, deed of trust, pledge, lien, security interest, charge, option, warrant, purchase right, easement, encumbrance, lease, restriction (whether on voting, sale, transfer, disposition or otherwise, except for restrictions on transfer generally arising under applicable federal or state securities laws), conditional sale or other installment sales agreement, title retention agreement, device or arrangement or transfer for security for the payment of any indebtedness or any other encumbrance affecting any assets or property.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, Orders, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person (including any Governmental Authority), alleging potential liability (including potential responsibility or liability for enforcement, investigatory costs, cleanup costs, response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising under Environmental Laws, including but not limited to those based on or resulting from the Business and (a) the presence, Release or threatened Release of any Hazardous Materials at any location at which Hazardous Materials from Sellers’ operations are, or are alleged to be, present; or (b) any violation or alleged violation of any Environmental Law or (c) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release or threatened Release by Sellers of any Hazardous Materials.

“Environmental Laws” means any applicable statute, enactment, ordinance, rule, regulation, decision, judgment, decree, permit or license, whether local, state, territorial or national, each as in force or effect as of the Closing:

(a)           relating to Releases or threatened Releases of Hazardous Materials into air, water, or land;

(b)           relating to the use, treatment, storage, disposal, handling, manufacturing or shipment of Hazardous Material;

(c)           relating to the regulation of storage tanks; or

(d)           otherwise relating to pollution or protection of human health and the environment.

“Environmental Permits” means all permits, licenses, registrations, approvals and other governmental authorizations required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, as in effect from time to time.

“Escrow Account” has the meaning set forth in Section 2.2.1 hereof.

“Escrow Agent” has the meaning set forth in Section 2.2.1 hereof.

“Escrow Agreement” has the meaning set forth in Section 2.2.1 hereof.

“Escrow Amount” has the meaning set forth in Section 2.2.2 hereof.

“Escrow Deposit” has the meaning set forth in Section 2.2.1 hereof.

“Event of Loss” has the meaning set forth in Section 10.1 hereof.

“Excluded Assets” means: (a) cash or cash equivalents on hand and in bank accounts of any of the Sellers; (b) except as set forth in Article X, Sellers’ prepaid business (including, liability, business interruption and the like), group and other insurance policies, premiums and recoveries; (c) tangible assets of Granite and its Affiliates not located in or about San Francisco, California and any assets of Granite or its Affiliates not Used in the operations of the Station and intangible assets of Granite and its Affiliates not Used exclusively in connection with the operation of the Business (other than rights under the Contracts set forth on Schedules 1-A, 1-B, 1-C, 1-F and 1-G) which, for the avoidance of doubt, constitute Broadcasting Assets), ; (d) all rights and claims of Sellers to the extent relating to any other Excluded Asset or any Retained Liability or any obligation of Sellers to indemnify Buyer, including all guarantees, warranties, indemnities and similar rights in favor of Sellers in respect of any other Excluded Asset or any Retained Liability or in respect of any obligation of Sellers to indemnify Buyer; (e) all Accounts Receivable; (f) all Employee Plans of Sellers; (g) the Contracts set forth on Schedule 1-D hereto and (h) the WB Network Claims.

“FCC” means the United States Federal Communications Commission or any successor agency.

“FCC Application” has the meaning set forth in Article III hereof.

“FCC Consent” means an action by the FCC (including action duly taken by the FCC’s staff pursuant to delegated authority), granting its consent to the assignment of the KBWB Licenses to Buyer.

“FCC Rules” means the rules, regulations and policies promulgated under the Communications Act, by the FCC, as in effect from time to time.

 “GAAP” means generally accepted accounting principles in effect in the United States of America.

“Governmental Authority” means any court or federal, state, municipal or other governmental authority, department, commission, board, agency or instrumentality, foreign or domestic.

“Governmental Permits” means all licenses, consents, franchises, permits, certificates, approvals, Orders or other similar authorizations, including the KBWB Licenses, issued by a Governmental Authority.

“Granite” has the meaning set forth in the preamble hereto.

“Hazardous Materials” means contaminants, materials or wastes, chemicals, substances, constituents, pollutants or related material, whether solids, liquids, or gases, including asbestos, petroleum, petroleum products, MTBE, polychlorinated biphenyls, mold and any materials defined or regulated under § 101(14) of CERCLA; RCRA; the Toxic Substances Control Act, 15 U.S.C. §S 2601 - 2671; the Safe Drinking Water Act, 42 U.S.C. §§ 300f - 300j-ll; the Clean Air Act, 42 U.S.C. §§ 7401 - 7671q; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 - 1387; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 11050; each as amended, or any similar Environmental Laws.

“Indemnified Person” has the meaning set forth in Section 14.6.1(a) hereof.

“Indemnifying Person” has the meaning set forth in Section 14.6.1(a) hereof.

“Indemnity Basket” has the meaning set forth in Section 14.2 hereof.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under (a) any provision of the Bankruptcy Code, (b) any other state or federal bankruptcy or insolvency Law or (c) any other countries’ bankruptcy, dissolution, liquidation, winding up or insolvency law; receiverships; assignments for the benefit of creditors; formal or informal moratoria; compositions; extensions generally with creditors; or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” has the meaning set forth in Section 4.7(a) hereof.

“Interruption” has the meaning set forth in Section 10.3 hereof.

“KBWB” has the meaning set forth in the preamble hereto.

“KBWB Employees” has the meaning set forth in Section 4.8.3 hereof.

“KBWB Licenses” means all licenses, permits and other authorizations issued or granted by the FCC and held by KBWB Licensee for the ownership and operation of the Station including those listed on Schedule 4.5.1, and all applications therefore or with respect thereto, together with any renewals, extensions or modifications thereof and additions thereto between the date hereof and the Closing.

“KBWB Licensee” has the meaning set forth in the preamble hereto.

“knowledge” means in the case of Sellers, the actual knowledge of the individuals listed on Schedule 1-E hereto; and in the case of Buyer, the actual knowledge of the individuals listed on Schedule 1-E hereto.

“Law” means any law, statute, constitution, treaty, convention, Order, ordinance, equitable principle, code, rule, regulation, decree, principle of common law or interpretation of any Governmental Authority, executive order or other similar authority enacted, adopted, promulgated or applied by any Governmental Authority, each as amended and now in effect.

“Leased Real Property” has the meaning set forth in Section 4.4.1(a) hereof.

“Leave Employees” has the meaning set forth in Section 9.1 hereof.

“Liabilities” means, as to any Person, all obligations, indebtedness, commitments, and other items constituting “liabilities” whether or not actually reflected, or required by GAAP to be reflected, in such Person’s balance sheets or other books and records, whether direct or indirect, absolute, accrued, contingent, vested or otherwise.

“License Sub” has the meaning set forth in Section 2.1(b) hereof.

“Market Cable System” means any U.S. cable television system within the Station’s market, as defined in 47 C.F.R.
§ 76.55(e).

“Material Adverse Change” or “Material Adverse Effect” means any change, effect, occurrence or circumstance (or series of related changes, effects, occurrences or circumstances), to, with respect to, or on the Business or the Broadcasting Assets, which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Business or the Broadcasting Assets, taken as a whole, provided, however, that the term “Material Adverse Change” and “Material Adverse Effect” shall not include effects, events, circumstances or changes arising out of or resulting from (a) changes in economic conditions in the U.S. or San Francisco, California economies (other than resulting from an earthquake or other similar natural disaster or acts of terrorism), (b) changes in the United States broadcasting industry in general, except to the extent the Business, taken as a whole, is affected in a disproportionate manner as compared to other companies in the same industry, or (c) the announcement of this Agreement or the transactions contemplated by this Agreement.

“Non-controlling Party” has the meaning set forth in Section 14.6.1(b) hereof.

“Notice of Disagreement” has the meaning set forth in Section 2.5.2(b) hereof.

“Order” means any judgment, writ, decree, award, compliance agreement, injunction or judicial or administrative order and determination of any Governmental Authority or arbitrator.

“Outside Date” has the meaning set forth in Section 16.1.1 hereof.

“Permitted Encumbrances” shall mean (a) Encumbrances for Taxes not yet due and payable, (b) liens for inchoate, mechanics’ and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business for sums not yet due or payable, (c) encroachments, easements, rights of way, building and use restrictions, exceptions, reservations and other non-monetary encumbrances on the real property constituting part of the Broadcasting Assets in each case that appear in the public real property records (or that would be disclosed by a survey) and that do not, or would not reasonably be expected to, in any material respect adversely affect, impair or interfere with the use of the property subject thereto for the operation of the Station, (d) the Encumbrances listed on Schedule 1-H, (e) any Encumbrance, not otherwise constituting a Permitted Encumbrance, that is referenced or reflected in any title commitment obtained by Buyer prior to Closing, to the extent Buyer does not assert such matter as a title defect by written notice to Sellers prior to the Closing (it being the case that any such matter asserted as a title defect shall not constitute a Permitted Encumbrance), (f) Encumbrances (including, without limitation, fee mortgages or ground leases) affecting Seller’s Leased Real Property and/or any Real Property Lease, not created or granted by Sellers, and (g) Encumbrances in favor of landlords under Real Property Leases.

“Person” shall mean any natural person, corporation, partnership, limited liability company, firm, joint venture, joint-stock company, trust, association, unincorporated entity of any kind, trust, governmental or regulatory body or other entity.

“Personal Property” has the meaning set forth in Section 4.4.3 hereof.

“Personal Property Leases” has the meaning set forth in Section 4.4.3 hereof.

“Potential Acquiror” has the meaning set forth in Section 6.2 hereof.

“Proceeds” has the meaning set forth in Section 10.1 hereof.

“Program Rights” means all rights of any Seller presently existing or obtained after the date of this Agreement and prior to the Effective Time in accordance with the terms of this Agreement, to broadcast television programs or shows as part of the Station’s programming, including all film and program barter agreements, sports rights agreements, news rights or service agreements and syndication agreements.

“RCRA” means the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 - 6992k, and the regulations thereunder, as in effect from time to time.

“Real Property Lease” has the meaning set forth in Section 4.4.1(a) hereof.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Response” has the meaning set forth in Section 14.6.2(b) hereof.

“Retained Liabilities” means all Liabilities of Sellers that are not Assumed Obligations, including:

(a)           any intercompany or intracompany debts, obligations or Liabilities or any debts, obligations or Liabilities owing from any Seller or any of its Affiliates to Seller or any of its Affiliates;

(b)           any Liability of Sellers or any Affiliate of Sellers for Taxes whether or not shown on a Tax return;

(c)           any Liability for Taxes arising from the transfer of the Broadcasting Assets and the consummation of the other transactions contemplated by this Agreement;

(d)           any Liability of the Sellers for the unpaid taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, or otherwise;

(e)           any Liabilities arising from or related to the ownership, operation or use of the Business and/or the Broadcasting Assets prior to Closing;

(f)            Environmental Claims or other Liabilities of Seller or arising out of the operation of the Business prior to Closing or arising under or relating to pre-Closing violations of Environmental Laws or pre-Closing Releases;

(g)           amounts payable for business (including casualty, liability, business interruption and the like) or group insurance premiums;

(h)           Liabilities under any Employee Plan of Granite or any Affiliate of Granite;

(i)            any Liability with respect to the period prior to the Closing Date in respect of or that may become owed to employees of the Business;

(j)            any funded indebtedness or other Liabilities relating to borrowed money or other evidence of indebtedness (and all guarantees or other contingent obligations related thereto), whether or not disclosed in this Agreement or otherwise, of Sellers or any of their respective Affiliates;

(k)           any Liability arising out of or relating to any stay bonus, severance plan or agreement, special waiting bonus or special retention plan or agreement and any Liabilities for accrued vacation, sick or personal days or for severance owed or payable to any employee of Sellers, regardless of whether such employee is a Transferred Employee;

(l)            any Liabilities for legal, accounting or broker’s fees incurred by Sellers in connection with this Agreement and/or the consummation of the sale transaction contemplated hereby;

(m)          all Liabilities relating to any of the Excluded Assets;

(n)           any Liabilities of Sellers arising under this Agreement; and

(o)           any Liability which is otherwise specifically retained by Sellers pursuant hereto.

“Savings Plan” has the meaning set forth in Section 9.4.1 hereof.

“Savings Plan Employees” has the meaning set forth in Section 9.4.1 hereof.

“Seller Group Members” has the meaning set forth in Section 14.3 hereof.

“Seller Pro Rata Amount” has the meaning set forth in Section 2.5.1 hereof.

“Sellers” has the meaning set forth in the recitals hereto.

“Settlement Statement” has the meaning set forth in Section 2.5.2(b) hereof.

“Solvent” means, with respect to a particular date, that on such date (a) the present fair market value (or present fair saleable value) of the assets of (i) each Seller and (ii) Granite and its Subsidiaries, taken as a whole, is, in each case, not less than the total amount required to pay the liabilities of such entity on its total existing debts and liabilities (including contingent liabilities) as such liabilities become absolute and matured; (b) assuming consummation of the transactions contemplated by this Agreement, (i) each Seller and (ii) Granite and its Subsidiaries, taken as a whole, are, in each case, able to pay its debts and other liabilities, contingent obligations and commitments as such liabilities mature and become due in the normal course of business taking into account the timing of and amounts of cash to be received by such entity and the timing of and amounts of cash to be payable on or in respect of the debt and the other liabilities, contingent obligations and commitments of such entity; (c) assuming consummation of the transactions contemplated by this Agreement, none of Granite, any other Seller or any other Subsidiary of Granite is incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; (d) none of Granite, any other Seller or any other Subsidiary of Granite is engaged in any business or transaction, and none of Granite, any other Seller or any Subsidiary of Granite proposes to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which Granite, each Seller and each such Subsidiary is engaged; and (e) none of Granite, any other Seller or any Subsidiary of Granite is a defendant in any civil action that would reasonably be expected to result in a judgment that Granite, such Seller or any such Subsidiary of Granite is or would become unable to satisfy.

“Station” has the meaning set forth in the recitals hereto.

“Station Contracts” has the meaning set forth in Section 4.6.1.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such capital stock whether by proxy, agreement, operation of law or otherwise, (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner and (c) with respect to Granite, also shall include Malara Broadcast Group, Inc. and its Subsidiaries and any other Person whose financial results are consolidated with those of Granite.

“Tax” or “Taxes” means all federal, state, local, or foreign income, franchise, estimated income, gross receipts, employment, license, payroll, excise, severance, stamp, social security, unemployment, real property, personal property, sales, use, transfer, occupation, withholding taxes, or other tax of any kind whatsoever, including any interest, penalties and additions in connection therewith, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” has the meaning set forth in Section 4.7(d) hereof.

“Third-Party Claim” has the meaning set forth in Section 14.6.1(a) hereof.

“Trade Agreements” means Contracts for the sale of time on the Station in exchange for merchandise or services used for the benefit of the Station, other than Barter Agreements, as set forth on Schedule 1-G.

“Transferred Employees” has the meaning set forth in Section 9.1.2 hereof.

“Used” means, with respect to any asset, that such asset is (a) owned, (b) leased, (c) licensed, (d) held and used, or (e) held for use by any Seller or its Affiliates or that any Seller or its Affiliates otherwise have a proprietary right or interest in such asset.

“WB” means Time Warner Entertainment Company, L.P. and its Affiliates, collectively.

“WB Affiliation Agreement” means the Contract, and amendments thereto, listed as Item 1 on Schedule 1-C.

“WB Network Claims” means all claims of Sellers against WB with respect to the WB Affiliation Agreement. For the avoidance of doubt, the WB Network Claims do not include any claims against WB resulting from actions taken by WB following, and with respect to the period after, the Closing Date, which claims shall be for Buyer’s account.

“WDWB Purchase Agreement” means the Purchase and Sale Agreement, dated as of the date hereof, by and between DS Audible Detroit, LLC, as buyer, and Granite, WXON, Inc. and WXON Licenses, Inc., as sellers, with respect to the sale and purchase by such buyer from such sellers of the broadcasting assets of WDWB-TV, Detroit, Michigan.

1.2.          Accounting Terms. All terms of an accounting nature not specifically defined herein shall have the respective meanings given to them under GAAP.

1.3.          Other Definition Provisions. The masculine form of words includes the feminine and the neuter and vice versa, and, unless the context otherwise requires, the singular form of words includes the plural and vice versa. The words “herein,” “hereof,” “hereunder,” “hereto” and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular section or subsection. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (b) the word “or” is not exclusive.

ARTICLE II.
PURCHASE OF BROADCASTING ASSETS,
PURCHASE PRICE AND METHOD OF PAYMENT

2.1.          Purchase of Broadcasting Assets. Subject to the terms and upon satisfaction of the conditions contained in this Agreement, at the Closing:

(a)           Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, all of each such Seller’s rights, title and interests in the Broadcasting Assets (excluding the KBWB Licenses) free and clear of all Encumbrances (other than Permitted Encumbrances);

(b)           KBWB Licensee shall assign and deliver to DS Audible SF Licenses, LLC, a Delaware limited liability company and wholly-owned Subsidiary of Buyer (“License Sub”), and License Sub shall accept assignment from KBWB Licensee of, the KBWB Licenses; and

(c)           Sellers shall transfer and deliver to Buyer, and Buyer shall assume, the Assumed Obligations in accordance with Section 2.4 hereof.

The Closing shall take place at the offices of O’Melveny & Myers LLP, 7 Times Square, New York, NY 10036, or such other place as Buyer and Granite may agree.

2.2.          Deposit; Consideration; Allocation of Aggregate Consideration.

2.2.1.               Deposit. Concurrently with the execution and delivery of this Agreement by the parties hereto, Buyer will deposit Seven-Hundred Fifty Thousand Dollars ($750,000) (together with any interest accrued on such amount, the “Escrow Deposit”) into an account (the “Escrow Account”) to be established with JP Morgan Chase Bank, N.A. (“Escrow Agent”) pursuant to an escrow agreement in the form of Exhibit A hereto (the “Escrow Agreement”). Once deposited, the Escrow Deposit will be disbursed as follows:

(a)           Except as provided in Section 2.2.1(b), on the earlier of (x) the Closing Date or (y) the date on which this Agreement is terminated, Buyer and Granite shall jointly execute and deliver to Escrow Agent written instructions to deliver the entire Escrow Deposit to Buyer or to Buyer’s designee; and

(b)           If Buyer fails to consummate the purchase and sale of the Broadcasting Assets as contemplated by this Agreement under circumstances that would constitute a material breach of this Agreement (including without limitation a willful failure by Buyer to consummate the transactions contemplated hereby) and Sellers are not then in breach of their representations, warranties or covenants hereunder in any material respect, then, upon Sellers’ termination of this Agreement in accordance with Section 16.1.4, Buyer and Granite shall jointly execute and deliver to Escrow Agent written instructions to deliver the entire Escrow Deposit to KBWB and KBWB Licensee, in the aggregate. The parties acknowledge and agree by initialing this agreement in the spaces provided [Buyer’s Initials DP, Granite’s Initials LW, KBWB’s Initials LW and KBWB Licensee’s Initials LW], that the actual damages that Sellers would suffer as a result of Buyer’s failure to consummate the purchase and sale of the Broadcasting Assets as contemplated hereby would be extremely difficult or impossible to calculate; that the full amount of the Escrow Deposit is a fair and equitable amount to reimburse Sellers for any damages which the parties estimate may be sustained by Sellers due to Buyer’s failure to consummate the purchase and sale of the Broadcasting Assets under the circumstances stated in this Section 2.2.1(b), and that this Section 2.2.1(b) shall constitute a liquidated damages provision, which damages will be Sellers’ sole remedy hereunder in the event of Buyer’s failure to consummate the purchase and sale of the Broadcasting Assets under the circumstances stated in this Section 2.2.1(b).  Any dispute regarding whether Buyer is required to provide the escrow instruction contemplated by this Section 2.2.1(b) shall be resolved in accordance with Section 18.16 of this Agreement and Buyer shall not be deemed to have failed to have delivered the escrow instruction when due unless Buyer shall fail to comply within five (5) business days of the issuance thereof with any arbitrator’s award under Section 18.16 that requires Buyer to deliver the escrow instruction.

2.2.2.               Aggregate Consideration. For and in full consideration of the assignments, conveyances, transfers, and covenants described herein, at the Closing, Buyer shall pay to KBWB and KBWB Licensee, in the aggregate, an amount equal to Sixty-Five Million Dollars ($65,000,000), adjusted as provided in Section 2.5 below (the “Aggregate Consideration”), Sixty-Four Million Two-Hundred Fifty Thousand Dollars ($64,250,000) of which shall be paid by wire transfer of immediately available funds to such account as KBWB and KBWB Licensee shall designate in writing to Buyer not less than two business days prior to the Closing Date, and Seven-Hundred Fifty Thousand Dollars ($750,000) (the “Escrow Amount”) of which shall be deposited by Buyer in the Escrow Account with the Escrow Agent. The Aggregate Consideration shall be allocated among the Broadcasting Assets and the non-competition covenant as set forth in Section 2.2.3 and the funds representing the portion of the Aggregate Consideration allocated to Broadcasting Assets owned by a particular Seller shall be paid to such Seller such that the Aggregate Consideration allocated to the Broadcasting Assets is allocated among the Sellers based on their respective ownership of the Broadcasting Assets.

2.2.3.               Allocation of Aggregate Consideration. Buyer shall deliver to Sellers an allocation for the Aggregate Consideration (and other amounts, including Assumed Obligations, taken into account as purchase price for Tax accounting purposes) among all the Broadcasting Assets and the noncompetition covenant (with respect to which the allocation shall be consistent with Schedule 2.2.3 hereto) in accordance with Section 1060 of the Code and any similar applicable provision of any other Governmental Authority. Assuming that such allocation complies with the preceding sentence, the allocation shall be deemed agreed upon by all parties. Buyer and Granite shall report, act and file Tax Returns (including, but not limited to, Internal Revenue Form 8594) in all respects and for all purposes consistent with such allocation. Neither Buyer nor Granite shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do by applicable Law. If any taxing authority makes or proposes to make an allocation in a manner that differs materially from that described in this Section 2.2.3, the parties each shall have the right, at each such party’s election and expense, to contest such taxing authority’s determination. In the event of such a contest, the other party agrees to cooperate reasonably with the contesting party but such other party shall have the right to file such protective claims or take such other actions as may reasonably be required to protect its interests.

2.3.          Accounts Receivable. On the Closing Date, Granite shall deliver to Buyer a statement listing all Accounts Receivable. During the period commencing with the Closing Date and ending the 120th calendar day after the Closing Date, Buyer shall use commercially reasonable efforts to collect the Accounts Receivable in a manner that is consistent with its practices for collection of its own accounts receivable; provided, that, Buyer shall be under no obligation to commence or not to commence litigation or legal action to effect collection and may make any adjustment, concession or settlement which in the good faith judgment of Buyer is commercially reasonable; provided, further, that in no event shall Buyer incur any Liability for any failure to collect any Accounts Receivable except for its willful breach of this Section 2.3. Buyer shall remit to the relevant Seller all amounts collected by Buyer with respect to the Accounts Receivable owned by such Seller in accordance with the following schedule: (a) on or before the 20th day of the first complete calendar month after the Closing Date, remit all amounts collected up to the end of the previous month; and (b) on or before the 20th day of each succeeding month, remit all amounts collected during the month previous thereto; less, in the case of clauses (a) and (b) above, any sales commissions or collection costs paid or accrued by Buyer or its Affiliates in the ordinary course of business consistent with past practices of Sellers during the respective periods with respect to such Accounts Receivable. Buyer shall hold all such amounts so collected net of such sales commissions or collection costs in trust for Sellers in a separate account, and with each remittance, Buyer shall furnish a statement of the amounts collected and the Persons from whom such amounts were collected. Notwithstanding the foregoing, Buyer shall be entitled to retain and be under no obligation to remit to Sellers any amounts (including any accounts receivable) received by Buyer (or its Affiliates), and Sellers shall cause any amounts (including any accounts receivable) received by Sellers (or their Affiliates) to be promptly remitted to Buyer, in either case that are (a) attributable to the Business after the Closing Date or (b) attributable to any business (other than the Business) of Buyer (or its Affiliates); provided, that, absent specific direction from the Account Receivable counterparty, all payments received by Buyer shall be first applied to the oldest non-disputed Accounts Receivable of Sellers and Buyer shall not make any request of such counterparty inconsistent with such application to the oldest Accounts Receivable.

Buyer’s obligations to collect the Accounts Receivable shall expire as of midnight on the 120th day following the Closing Date. Within ten (10) business days thereafter, to the extent not previously remitted to Granite, Buyer shall remit to Granite all amounts collected by Buyer from the Closing Date until the date thereof with respect to the Accounts Receivable net of sales commissions or collection costs paid or accrued by Buyer with respect thereto. Upon expiration of Buyer’s collection obligation under this Section 2.3, Buyer shall turn over to Granite all documents and records evidencing (a) the Accounts Receivable which were paid to Granite hereunder and (b) the Accounts Receivable which remain uncollected, and Granite shall assume responsibility for collection of any remaining Accounts Receivable for its own account.

2.4.          Assumption of Obligations.

2.4.1.               Limitation on Assumption of Obligations. Except as set forth in Section 2.4.2 below, Buyer expressly does not, and shall not, assume or be deemed to have assumed under this Agreement or by reason of any transactions contemplated hereunder any Liabilities or obligations of Sellers of any nature whatsoever, including the Retained Liabilities. Sellers shall pay, perform and discharge the Retained Liabilities.

2.4.2.               Assumed Obligations Relating to the Station. Subject to the provisions of Section 2.4.3 below, at the Closing, Buyer shall assume and timely pay or perform the following obligations (collectively, the “Assumed Obligations”): (a) the obligations of Sellers to the extent related to or arising in connection with the Business as of and after, and related to the period as of and after, the Closing Date, under all Contracts, except in each case, to the extent such Liabilities, but for breach or default by Sellers, would have been paid, performed or otherwise discharged prior to the Closing Date or the extent such Liabilities arise out of any breach or default by any Seller; (b) any Liabilities exclusively relating to the Business that arise with respect to events occurring on or after the Closing Date, and related to the period from and after the Closing Date other than as a result of (or which otherwise constitute) (i) any breach or inaccuracy of any representation, warranty, covenant or obligation of any Seller under this Agreement or (ii) any other action taken by any Seller (or their Affiliates) prior to the Closing Date that is specifically prohibited by the terms of this Agreement or any action taken by Seller following the Closing Date; (c) all Liabilities to be assumed by or the responsibility of Buyer as set forth in Article IX hereof; and (d) to the extent that Sellers have satisfied any payment obligations under Section 2.5, the Seller Pro Rata Amount.

2.4.3.               Substitution Where Not Transferable. If Sellers shall be unable, on or prior to the Closing, to obtain a consent necessary for the assignment of the applicable Seller’s title to, interest in and rights under any Contract to be assigned hereunder, then Sellers and Buyer will use reasonable good faith efforts (a) to enter into a reasonable arrangement designed to enable the applicable Seller to perform its obligations thereunder and to provide for the assignment and assumption by Buyer of the benefits, risks and burdens of, any such Contract, including enforcement at the cost and for the account of Buyer of any and all rights of the applicable Seller against the other party thereto arising out of the future cancellation thereof after the Closing by such other party and (b) to obtain or cause to be obtained, as expeditiously as possible, the written consent of the other parties to such Contract for the assignment or, if required, novation thereof to Buyer or, alternatively, written confirmation from such parties that such consent is not required. As and when after the Closing Date, title to, interest in and rights under any such Contract become transferable, the assignment to Buyer by the applicable Seller of any title to, interest in and rights under such Contract shall be deemed effective at the time such consent or approval is effective, without any further action by Buyer or Sellers. Buyer will not be required to assume any Contract with respect to which a required consent shall not have been obtained (and such Contract will be deemed to be an Excluded Asset hereunder but subject to the provisions of this Section 2.4.3 pending receipt of such consent). Notwithstanding anything to the contrary contained in this Agreement, (a) the sole Closing conditions relating to obtaining any particular consent, approval or authorization of third parties (other than Governmental Authorities) are contained in Section 7.1.13 and Section 7.2.7 hereof and (b) nothing in this Section 2.4.3 shall be deemed to restrict Buyer’s (with respect to Section 7.1.13) or Sellers’(with respect to Section 7.2.7) right, in their respective sole discretion, not to close the transactions in the event such Closing conditions are not satisfied or waived.

2.5.          Aggregate Consideration Adjustment.

2.5.1.               General Proration. Except as otherwise expressly specified in this Agreement, the operation of the Business and the income and normal operating expenses, including accrued liabilities (including, any accrued payment obligations under Contracts) and prepaid expenses (including the security deposits identified on Schedule 2.5.1), attributable thereto through the Effective Time shall be for the account of Sellers and thereafter for the account of Buyer (for purposes of this Section 2.5, all unused vacation leave pursuant to Section 9.3 will be treated as accrued liabilities). Expenses for goods or services received both before and after the Effective Time, real and personal property Taxes and assessments, regulatory fees assessed by the FCC for fiscal year 2006, power and utilities charges and rents and similar prepaid and deferred items shall be prorated, based on the number of days, between Sellers and Buyer as of the Effective Time. All special assessments and similar charges or liens imposed against the Broadcasting Assets and/or the KBWB Licenses in respect of any period of time through the Effective Time, whether payable in installments or otherwise, shall be the responsibility of Sellers, and amounts with respect to such special assessments, charges or liens in respect of any period of time after the Effective Time shall be the responsibility of Buyer, and such charges shall be adjusted as required hereunder. Regulatory fees shall be prorated based upon the amount of such fees as assessed for fiscal year 2005, with an adjustment to be made once such fees for fiscal year 2006 are established by the FCC.

No adjustment or proration shall be made in favor of Sellers for any amount by which the fair market value of the goods or services to be received by the Station under any Trade Agreements or Barter Agreements as of the Effective Time exceeds the fair market value of any advertising time remaining to be run by the Station. An adjustment and proration shall be made in favor of Buyer to the extent that the amount of any advertising time remaining to be run by the Station under any Trade Agreements or Barter Agreements as of the Effective Time exceeds by more than Fifty Thousand Dollars ($50,000.00) in the aggregate the fair market value of the goods or services to be received by the Station as of the Effective Time.

For purposes of the Aggregate Consideration adjustment procedure set forth in Section 2.5.2, (a) the aggregate total of the amounts allocable to the conduct of the Business prior to the Effective Time but payable after the Closing (and not paid prior to the Closing) shall be referred to as the “Seller Pro Rata Amount” and (b) the aggregate total of the amounts allocable to the conduct of the Business following the Effective Time but paid prior to the Closing (including security deposits identified on Schedule 2.5.1) shall be referred to as the “Buyer Pro Rata Amount.”

Notwithstanding the foregoing, there shall be no adjustment for, and Sellers shall be responsible for (a) any overdue amounts under any Contracts relating to Program Rights to the extent relating to periods prior to the Closing, (b) any payments that contractually have been deferred but for which a Seller has received the benefit of the asset to which they relate prior to Closing and (c) any Retained Liabilities.

The items included in the revenues and expenses referred to above shall be calculated in accordance with GAAP as consistently applied by Sellers.

2.5.2.               Procedure.

(a)           Not more than ten (10) business days and not less than five (5) business days prior to the Closing Date, Sellers shall provide Buyer with an estimated balance sheet and income statement of the Station as of the Effective

Time and a statement based on such financial statement setting forth good faith estimates of the Seller Pro Rata Amount and the Buyer Pro Rata Amount (and all information reasonably necessary to determine the accuracy of such estimate) on the basis of the then most recently available month-end financial statements of the Station, which statement shall be in the form of Schedule 2.5.2. Absent manifest error, (i) in the event that the estimated Buyer Pro Rata Amount exceeds the estimated Seller Pro Rata Amount, the Aggregate Consideration payable by Buyer at the Closing shall be increased by an amount equal to such excess, and (ii) in the event that the estimated Seller Pro Rata Amount exceeds the estimated Buyer Pro Rata Amount, the Aggregate Consideration payable by Buyer at the Closing shall be decreased by an amount equal to such excess.

(b)           Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers the definitive final balance sheet and income statement of the Station as of the Effective Time and a statement based on such financial statements setting forth Buyer’s calculations of the Seller Pro Rata Amount and the Buyer Pro Rata Amount (and all information reasonably necessary to determine the accuracy of such calculations) (the “Settlement Statement”). During the 45-day period following Sellers’ receipt of the Settlement Statement, Sellers and their independent auditors shall be permitted to review and make copies reasonably required of (i) the working papers of Buyer relating to the Settlement Statement and (ii) any supporting schedules, analyses and other documentation relating to the Settlement Statement. The Settlement Statement shall become final and binding upon the parties on the forty-fifth (45th) day following delivery thereof, unless Sellers give written notice of their disagreement with the Settlement Statement (“Notice of Disagreement”) to Buyer on or prior to such date setting forth in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement complying with the preceding sentence is received by Buyer in the period specified, then the Settlement Statement (as revised in accordance with clause (A) or (B) of this sentence) shall become final and binding upon the parties on the earlier of (A) the date Buyer and Sellers resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.

(c)           Within ten (10) business days after the Settlement Statement becomes final and binding upon the parties, (i) in the event that the final calculations of the Seller Pro Rata Amount and the Buyer Pro Rata Amount would have resulted in a Aggregate Consideration that is in excess of the Aggregate Consideration actually paid by Buyer at the Closing, Buyer shall promptly pay the amount of such excess to Sellers, with such payment to be allocated among Sellers to reflect their respective ownership of the Broadcasting Assets and the allocation of the Aggregate Consideration set forth in Section 2.2.3 hereof and paid to an account or accounts identified by KBWB and KBWB Licensee consistent with such allocation via wire transfer of immediately available funds, or (ii) in the event that the final calculations of the Seller Pro Rata Amount and the Buyer Pro Rata Amount would have resulted in a Aggregate Consideration that is less than the Aggregate Consideration actually paid by Buyer at the Closing, Granite shall promptly pay the amount of such shortfall to Buyer via wire transfer of immediately available funds; provided, however, that Buyer shall have the right to notify Granite that Buyer elects to receive some or all of such amount in the form of, at Buyer’s election, a release from the Escrow Account (in which case the parties shall jointly instruct the Escrow Agent to release such amount to Buyer) or as a setoff against amounts due from Buyer to Granite in respect of collections of Accounts Receivable pursuant to

Section 2.3; provided, however, that if any amount is in dispute, Buyer may not obtain a release from the Escrow Agreement or offset the Accounts Receivable until the dispute is resolved in accordance with the terms of this Agreement, however, for the avoidance of doubt, Buyer may withhold payments otherwise due pursuant to Section 2.3 to the extent of the disputed amount.

(d)           During the 30-day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph, Buyer and Sellers shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period, Buyer and its independent auditors shall be permitted to review and make copies reasonably required of (i) the working papers of Sellers relating to the Notice of Disagreement and (ii) any supporting schedules, analyses and documentation relating to the Notice of Disagreement. If, at the end of such 30-day period, Buyer and Sellers have not so resolved such differences, Buyer and Sellers shall submit to an independent accounting firm (the “Accounting Firm”) for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement. The Accounting Firm shall be a mutually acceptable internationally recognized independent public accounting firm agreed upon by Sellers and Buyer in writing, which Accounting Firm shall not then be, and shall not during fiscal year 2004 or 2005 have been, the auditing firm of Buyer or Sellers. Buyer and Sellers shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Accounting Firm. Buyer and Sellers agree that the determination of the Accounting Firm shall be final and binding and that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.5 shall be borne by Buyer and Sellers in inverse proportion to the extent one party or the other may prevail on each matter resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and expenses (if any) of Buyer’s independent auditors incurred in connection with the preparation of the Settlement Statement and the review of any Notice of Disagreement shall be borne by Buyer, and the fees and expenses (if any) of Sellers’ independent auditors incurred in connection with their review of the Settlement Statement and the preparation of any Notice of Disagreement shall be borne by Sellers.

2.6.          Escrow Agreement. The Escrow Deposit described in Section 2.2.1 shall remain on deposit in the Escrow Account for the purposes set forth in Section 2.2.1. The Escrow Amount described in Section 2.2.2 shall remain on deposit in the Escrow Account for the purpose of funding the obligations of the Sellers, if any, in connection with (a) at the election of Buyer pursuant to Section 2.5, the adjustments to Aggregate Consideration provided for in Section 2.5 and (b) the indemnification obligations of the Sellers pursuant to Article XIV of this Agreement. The parties intend that the Escrow Deposit and Escrow Amount shall be held by Escrow Agent pursuant to the terms of the Escrow Agreement. Sellers acknowledge that resort to the Escrow Amount will not be the exclusive right and remedy for claims related to the adjustments to Aggregate Consideration provided for in Section 2.5 or the indemnification obligations of Sellers hereunder and that the indemnification obligations and obligations in respect of any adjustments to Aggregate Consideration in favor of Buyer shall not be limited by the Escrow Amount. Accordingly, nothing in this Agreement or the Escrow Agreement shall limit the right of Buyer to seek recourse directly from Sellers with respect to any claim under this Agreement; provided that Buyer shall not at any time seek any such direct recourse with respect to claims for indemnification except to the extent that the Escrow Account has been exhausted or the aggregate amount of Buyer’s then pending claims for indemnification exceed the amount of funds remaining in the Escrow Account. Buyer and Granite shall take all actions required by the Escrow Agreement with respect to the release of funds by Escrow Agent in accordance with the Escrow Agreement. KBWB and KBWB Licensee hereby irrevocably designate Granite as their agent and representative to enter into the Escrow Agreement and represent their interests thereunder, including, by executing instructions and giving notices to the Escrow Agent as contemplated by the Escrow Agreement and this Agreement.

ARTICLE III.
FCC CONSENT

3.1.          FCC Consent. Within five (5) days following the execution of this Agreement, the parties shall file with the FCC a complete and accurate application requesting the consent of the FCC to the assignment of the KBWB Licenses from KBWB Licensee to License Sub as contemplated herein (the “FCC Application”). The parties hereto will cooperate in the preparation of the FCC Application (including the furnishing to each other of copies of the drafts of such FCC Application prior to filing) and will use their commercially reasonable efforts to prosecute the FCC Application and to obtain promptly the requested consent and approval of the FCC to the assignment of the KBWB Licenses. Any fees assessed by the FCC incident to the filing, prosecution or granting of the FCC Application shall be borne one-half by Buyer and one-half by Sellers. The parties hereto shall make available to one another, promptly after the filing thereof, copies of all correspondence, amendments, and reports filed after the date hereof and on or prior to the Closing Date with the FCC by any parties hereto, as the case may be, in respect of the Station. Each party shall notify the other parties hereto in the event it obtains knowledge of any other facts, actions, communications, or occurrences that might directly or indirectly affect the parties’ intent or ability to obtain prompt FCC approval of the transactions contemplated by this Agreement. Buyer and Sellers shall use commercially reasonable efforts to oppose any petitions to deny or other objections filed with respect to the FCC Application; provided, however, that neither Buyer nor any Seller shall have any obligation to participate in an evidentiary hearing on the FCC Application. If the parties mutually agree, Buyer and Sellers shall appeal or otherwise seek review of any action of the FCC denying the FCC Application, by filing an appropriate request for appeal or review with the FCC or a court of competent jurisdiction, as the case may be.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Schedules delivered by Sellers (it being agreed that any matter disclosed with respect to one Section of this Agreement in a Schedule delivered by Sellers shall be deemed to have been disclosed with respect to each other Section of this Agreement to the extent the disclosure of such matter is responsive to such other Section and the relevance of such matter to such other Section is reasonably discernable from the information disclosed), Sellers, jointly and severally, represent and warrant to Buyer that:

4.1.          Organization and Standing. Each of the Sellers: (a) is duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Delaware; (b) has the requisite corporate power and authority to enter into and perform this Agreement and the Ancillary Agreements (as defined below) to which it is or will be a party, to conduct the Business, and to own, lease and operate its business and assets (including the Broadcasting Assets) and to carry on its business as now being conducted under its existing agreements and to perform the obligations required to be performed by it hereunder to consummate the transactions contemplated hereby; and (c) is duly qualified to do business and in good standing in every jurisdiction in which the nature of the business conducted by the Station or the ownership of the Broadcasting Assets requires such qualification (including those jurisdictions set forth on Schedule 4.1), except where the failure to so qualify would not have a Material Adverse Effect.

Other than Granite’s interest in the Station and KBWB Licensee, none of the Sellers directly or indirectly, (a) owns, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity which is involved in or relates to the Business, or (b) otherwise controls any such corporation, partnership, joint venture or other entity which is involved in or relates to the Business.

4.2.          Authorization and Binding Obligations. The execution, delivery and performance by each Seller of this Agreement and the other agreements (including, without limitation, letter agreements), instruments and documents entered into on or after the date hereof in connection with this Agreement (each, an “Ancillary Agreement” and collectively, the “Ancillary Agreements”) to which a Seller is or will be a party are within the corporate powers of such Seller and have been or will be duly and validly authorized by all necessary corporate and stockholder action on the part of such Seller, true and complete copies of which have been delivered to Buyer. No stockholder action or approval is required under applicable Law by Granite to execute, deliver and perform this Agreement or any Ancillary Agreement to which it is or will be a party or to consummate the transaction contemplated hereby. This Agreement has been, and each Ancillary Agreement to which a Seller is or will be a party has been or will be, duly executed and delivered by each Seller that is or will be a party thereto and constitutes (or, in the case of each Ancillary Agreement to which a Seller will be a party, when executed and delivered, will constitute) a valid and binding agreement of each Seller that is or will be a party thereto enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

4.3.          No Contravention; Consents.

4.3.1.               No Contravention. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which a Seller is or will be a party, the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and each Ancillary Agreement by each Seller that is or will be a party thereto do not and will not, after the giving of notice, or the lapse of time, or otherwise: (a) conflict with, result in a breach of the terms of or contravene, the certificate of incorporation or bylaws of any Seller or any other document relating to any Seller’s governance; (b) subject to obtaining the consents and waivers and taking the actions on Schedule 4.3.1, result in the breach of, constitute a default under, conflict with, result in the termination of, result in any loss of rights under, or create or result in any acceleration or right to accelerate, any Contract or other instrument to which any Seller is a party or by which the property of any Seller is bound or affect or result in the creation of any Encumbrance upon any of the Broadcasting Assets; or (c) subject to the governmental filings and other matters referred to in Section 4.3.2 hereof, violate or conflict with any Laws, Orders, permits, licenses or authorizations applicable to any Seller or any of its assets, including the Communications Act, except, in the case of clauses (b) and (c), as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.3.2.               Consents. Except as set forth in Schedule 4.3.1 or as required under the Communications Act, no Seller is required to obtain any material consent, approval, authorization or waiver from, or make any material filing or provide any material notice to, any third party or Governmental Authority in connection with the execution, delivery or performance by Sellers of this Agreement and the Ancillary Agreements or any of the transactions contemplated hereby or thereby.

4.4.          Title to Assets and Other Property Matters.

4.4.1.               Real Property. On the Closing Date, each Seller will have and will convey to Buyer good and marketable title to the leasehold estates, and valid and existing leasehold interests, in each case in all real property leased by such Seller listed on Schedule 1-A and to be transferred by it hereunder, free and clear of all Encumbrances, except for Permitted Encumbrances.

(a)           Sellers do not own (or have any option or right to acquire) any real estate that is used in the operations of the Station. Schedule 1-A sets forth a complete and correct list of all real estate (other than Excluded Assets) leased by Sellers that is Used in the operations of the Station and/or is included in the Broadcasting Assets (the “Leased Real Property”). Except as set forth on Schedule 4.4.1, Sellers have the exclusive right to use and occupy the Leased Real Property subject to the terms of each Real Property Lease. With respect to the Leased Real Property, during the period of time which the applicable Sellers have occupied such property, no Encumbrance or other title matter affecting such Leased Real Property has materially and adversely affected Sellers’ use of such real property for the purpose of conducting Sellers’ Business thereon and the Sellers have no knowledge of any Encumbrance or other title matter that would reasonably be expected to materially and adversely affect the use of such real property for the purpose of conducting the Business as presently conducted. Sellers enjoy, in all material respects, peaceful and undisturbed possession of the Leased Real Property subject to the terms of each Real Property Lease. Sellers have made available to the Buyer, true and complete copies of the leases and all amendments, modifications, extensions and waivers relating thereto, pertaining to each parcel of Leased Real Property (each such lease is hereinafter collectively referred to as a “Real Property Lease”), except for Real Property Leases entered into in accordance with the terms and subject to the limitations of Section 6.1.8 hereof. Except with respect to the consents to assignments disclosed in Schedule 4.4.1(i),  the applicable Seller has full legal power and authority to assign its rights, title and interest in, to and under each Real Property Lease to Buyer in accordance with this Agreement on terms and conditions no less favorable to Buyer than those in effect on the date hereof, and such assignment will not affect the validity, enforceability and continuity of any such lease. Each Real Property Lease (a) constitutes a legal, valid and binding obligation of the applicable Seller and, to such Seller’s knowledge, the other parties thereto, including the landlord thereunder, (b) is in full force and effect, and (c) neither the applicable Seller nor, to such Seller’s knowledge, any other party thereto, including the landlord thereunder, has violated any provision of, or committed or failed to perform any act which, with notice, lapse of time or both, would constitute a default under the provisions of such, Real Property Lease. Neither the whole nor any part of the Leased Real Property is subject to any pending or threatened suit for condemnation or other taking by any public authority. Sellers have legal and practical access to all of the Leased Real Property. All towers, ground radials, and buildings included in the Broadcasting Assets are, to the knowledge of the Sellers, located entirely on the Leased Real Property and all other Broadcasting Assets Used in the Business are located entirely on the Leased Real Property.

4.4.2.               Title to Broadcasting Assets. On the Closing Date, each Seller will have and will convey to Buyer good and marketable title to all Broadcasting Assets that are owned by Sellers and valid and existing leasehold or license interests in all Broadcasting Assets that are leased or licensed by Sellers, in each case free and clear of all Encumbrances, except for and subject only to Permitted Encumbrances. Notwithstanding anything herein to the contrary, the representations and warranties set forth in Section 4.4.1 and Section 4.4.2 shall be the exclusive representations and warranties of the Sellers pertaining to title to and leasehold interests in real property. Schedule 4.4.2 contains a list of all Encumbrances to which the Broadcasting Assets are subject.

4.4.3.               Personal Property. Schedule 1-B contains a list as of December 31, 2005 of all material machinery, equipment, vehicles, furniture and other personal property that is Used by Sellers for the Station, or necessary to operate the Station as it is now operated (the “Personal Property”) and having an original cost of $25,000 or more indicating, in each case, whether or not such item is owned or leased by Sellers. The Personal Property is in good operating condition and repair (reasonable wear and tear excepted), is maintained in compliance with good engineering practice, is performing satisfactorily, has been properly maintained, in all material respects, in accordance with industry practices, is available for immediate use and is otherwise sufficient to permit the Station to operate in accordance with the KBWB Licenses and the Communications Laws. Schedule 1-B also contains a list of each lease or other agreement or right under which any Seller is lessee of, or holds or operates, any Personal Property owned by a third party and Used by the Station, or necessary to operate the Station as it is now operated, other than leases or other agreements or rights not required to be set forth on Schedule 1-B pursuant to Section 4.6.1(i), (ii) or (iii) (all such hereinafter collectively referred to as the “Personal Property Leases”).

4.5.          FCC Matters; Licenses and Permits.

4.5.1.               FCC Matters. KBWB Licensee holds the KBWB Licenses listed as held by KBWB Licensee on Schedule 4.5.1. The KBWB Licenses constitute all of the licenses, permits and authorizations from the FCC that are necessary or required for and/or used in the Business. Sellers have delivered to Buyer true and complete copies of all of the KBWB Licenses, including any and all amendments or modifications thereto. Each of the KBWB Licenses is valid and in full force and effect through the date set forth on Schedule 4.5.1, and is not subject to any condition except for conditions applicable to broadcast television station licenses generally or otherwise disclosed in Schedule 4.5.1. No waiver of any provision of the Communications Laws is required in order to permit the operation of the Station as currently operated. The Station is being operated in all material respects in accordance with the terms of the KBWB Licenses (including with respect to its analog and digital facilities) and the Communications Laws. Except as set forth on Schedule 4.5.1, no application, action or proceeding is pending for the renewal or modification of any of the KBWB Licenses, and, except for actions or proceedings affecting television broadcast stations generally, no application, complaint, action or proceeding is pending or, to each Seller’s knowledge, threatened that may result in the (a) the revocation, adverse modification, non-renewal or suspension of any of the KBWB Licenses, (b) the issuance of a cease-and-desist order or (c) the imposition of any administrative or judicial sanction with respect to the Station. No Seller has knowledge of any facts, conditions or events relating to any of the KBWB Licenses or the Station that would reasonably be expected to cause the FCC to deny the assignment of the KBWB Licenses as provided for in this Agreement or to impose a Material Adverse Condition in connection with its approval of such assignment. KBWB Licensee has filed with the FCC all material reports, forms and statements required by the FCC to be filed relating to the Station. All required FCC regulatory fees with respect to the KBWB Licenses have been paid. No Seller has knowledge of any facts, conditions or events that reasonably could be expected to result in FCC revocation of any of the KBWB Licenses or a refusal by the FCC to renew any of the KBWB Licenses in the ordinary course for a full term without material qualifications. Except as set forth in Schedule 4.5.1, Sellers have operated the Station, its physical facilities, electrical and mechanical systems and studio equipment substantially in compliance with the KBWB Licenses and the Communications Laws. To the knowledge of each Seller, all antenna support structures used in the operation of the Station have been registered with the FCC, if registration is required, and comply in all material respects with all other requirements of the FCC and the Federal Aviation Administration.

4.5.2.               Licenses and Permits. Except as set forth in Schedule 4.5.2, (a) Sellers own, hold or possess adequate right to use all Governmental Permits required in connection with the operation of the Business, (b) Sellers are in compliance with the Governmental Permits in all material respects, (c) the Governmental Permits are valid and in full force and effect, (d) no Seller is in default under, and to each Seller’s knowledge, no condition exists that with notice or lapse of time or both would constitute a default under any material Governmental Permits and (e) no material Governmental Permit shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

4.6.          Contracts.

4.6.1.               Station Contracts. Schedules 1-A, 1-B, 1-C, 1-F and 1-G contain a complete list of all Contracts related to the ownership or operation of the Station, the Business or the Broadcasting Assets (including leases, Real Property Leases, Personal Property Leases, Trade Agreements, Barter Agreements, national and local advertising representation agreements, employment agreements and other agreements and commitments of every nature in full force and effect as of the date hereof to which a Seller or its Affiliate is a party constituting part of the Broadcasting Assets or the Assumed Obligations), except (i) immaterial Contracts entered into by Sellers in the ordinary course of business and terminable by a Seller on thirty (30) days’ notice and without obligations or Liabilities, (ii) Contracts entered into by a Seller in the ordinary course of business providing for aggregate payments of less than $25,000 over the remaining term thereof and not otherwise material to the operation of the Station or the Business and (iii) Contracts entered into in accordance with the terms and subject to the limitations of Section 6.1.8 hereof (all such Contracts on Schedules 1-A, 1-B, 1-C, 1-F and 1-G and all Contracts described in Sections 4.6.1(i), (ii) and (iii) are hereinafter collectively referred to as, the “Station Contracts”) and (iv) Contracts constituting Excluded Assets and identified on Schedule 1-D. Schedule 1-G sets forth for each Trade Agreement the parties, term, merchandise or service to be received by Sellers and the value attributed to such merchandise or services owing as of December 31, 2005, and the remaining value of time on the Station to be made available by Sellers as of December 31, 2005. Notwithstanding the foregoing limitations, except as set forth on Schedules 1-A, 1-B, 1-C, 1-F and 1-G, there are no (A) Contracts governing long-term indebtedness or any guarantee thereof, which relate to or affect the Business; (B) Contracts constituting licensing agreements with third parties relating to or affecting the Business; (C) real property leases or Contracts for the purchase or sale of real estate which relate to or affect the Business; (D) Contracts constituting partnership, joint venture or other similar agreements or arrangements relating to or affecting the Business; (E) Contracts containing covenants or agreements not to compete or other similar agreements that limit or could reasonably be expected to limit the conduct of the Business; (F) Contracts that grant exclusivity to any Person with respect to the selling of advertising or other products or services for the Business; (G) Contracts with any Affiliate of Seller relating to the Business; (H) collective bargaining agreements relating to KBWB Employees; (I) employment or consulting agreements relating to employees or consultants of the Seller employed or otherwise engaged in the Business; (J) Contracts for the sale of any asset Used in the Business or the grant of any preferential right to purchase any such asset or requiring the consent of any party to the transfer thereof; (K) Trade Agreements or Barter Agreements; or (L) except as are not required to be listed in Schedules 1-A, 1-B, 1-C, 1-F and 1-G as a result of Section 4.6.1(i), (ii), (iii) or (iv), other Contracts which relate to or affect the Business, other than Contracts solely relating to Excluded Assets or Retained Liabilities. Except as set forth on Schedule 4.6.1, no Seller is in, or, to the knowledge of Sellers, alleged to be in, default or breach under any of the Station Contracts and, to the knowledge of Sellers, no other party to any of the Station Contracts has breached or defaulted thereunder, and no event has occurred and no condition exists which, with the passage of time or the giving of notice or both would constitute such a default or breach by the Sellers or, to the knowledge of Sellers, by any such other party. Each Station Contract is in full force and effect and valid and binding and enforceable against the Seller party thereto, and, to the knowledge of Sellers, each other party thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Sellers have not received any written notice of the intention of any party to terminate, or substantially reduce the volume of its purchases, sales, products or advertisements under any Station Contract. Except as specifically designated on Schedules 1-A through 1-G, Sellers are not as of the date hereof in discussions regarding any amendment, modification, extension or termination of, and are not currently renegotiating, any Station Contract or other such Contracts. True and complete copies of each Station Contract (including all related amendments, modifications and waivers) have been delivered or made available to Buyer.

4.6.2.               Program Rights Agreements. Except for Station Contracts not required to be disclosed pursuant to Section 4.6.1(i), (ii) or (iii), Schedule 1-C sets forth, as of the date set forth thereon, all Station Contracts relating to Program Rights, true and complete copies of which Station Contracts have been previously furnished to or made available to Buyer prior to the date of this Agreement. Schedule 4.6.2 sets forth (i) an accurate schedule of Sellers’ cash and barter programming liabilities with respect to the Station on a Contract-by-Contract basis as of March 31, 2006 and (ii) Sellers’ current monthly cash payments under each Station Contract relating to Program Rights. Buyer acknowledges that certain Station Contracts relating to Program Rights which are specifically designated on Schedule 4.6.2 require Sellers to take future episodes for which the liability and cash payments are not known as of the date hereof.

4.7.          Intellectual Property.

(a)           All trademarks, trademark applications, patents, patent applications, inventions (whether or not patentable), tradenames, service marks, service mark applications, copyrights, copyright applications, domain names, call letters, owned, licensed or otherwise Used with respect to the Station (collectively, “Intellectual Property”) are set forth on Schedule 4.7 hereto (excluding Intellectual Property that is (i) not material and (ii) not registered or applied for), indicating in each case whether such Intellectual Property is owned or licensed by Sellers. Sellers own, license, or otherwise Use the Intellectual Property free and clear of all Encumbrances other than Permitted Encumbrances. To the knowledge of  Sellers, the Intellectual Property owned by Sellers is valid and enforceable and Sellers have the right to bring actions for infringement, misappropriation, dilution or unauthorized use of such Intellectual Property.

(b)           Sellers have taken all reasonably necessary measures to protect and maintain its respective Intellectual Property, and the confidentiality thereof.

(c)           All material owned Intellectual Property, including the call letters necessary for or Used by the Station or the Business, has been duly applied for or registered in, filed in or issued by, as applicable the appropriate Governmental Authority where such registration, filing or issuance is necessary for the Business. All Intellectual Property that has been registered in, filed in or issued by a Governmental Authority is so indicated on Schedule 4.7 hereto. All Intellectual Property registrations identified in Schedule 4.7 are valid and in good standing and all applications identified in Schedule 4.7 are pending without challenge (other than office actions that may be pending before the Patent and Trademark Officer or its foreign equivalents).

(d)           Sellers own, license or otherwise have the right to use all Intellectual Property, including any trade secrets, inventions, know-how, formulae, processes, procedures and computer software (collectively, “Technology”) Used in connection with or necessary for the Station or the Business as currently conducted free and clear of all Encumbrances, other than Permitted Encumbrances. Schedule 4.7 contains a list and description (showing in each case any owner, licensor or licensee) of all software Used by Sellers in respect of the Business, except software licensed to Sellers that is available in consumer retail stores or similar retail outlets and subject to “shrink-wrap” or similar consumer license agreements. To the knowledge of Sellers, no proprietary Technology currently Used in connection with the Station has been Used, divulged or appropriated for the benefit of any Person other than Sellers. None of the Sellers has sold, licensed or otherwise disposed of any of the Intellectual Property or Technology to any Person.

(e)           The consummation of this transaction does not and will not conflict with, alter, or impair any of the Station’s or the Business’ rights with respect to the Intellectual Property and Technology and Buyer will be able to use the Intellectual Property and Technology on substantially similar terms immediately following the consummation of the transactions contemplated hereby. Each license relating to Intellectual Property or Technology will continue to be valid, binding, and enforceable, and in full force and effect on substantially similar terms immediately following the consummation of the transactions contemplated hereby.

(f)            To the knowledge of Sellers, no other Person has violated, infringed upon, misused, misappropriated or otherwise come into conflict with any Intellectual Property or Technology Used in connection with the Station. During the past three years, none of Sellers has made any claim of a violation, infringement, misuse or misappropriation by others of rights of any Seller to or in connection with any Intellectual Property or Technology Used in connection with the Station and the Business as currently conducted.

(g)           In connection with, or otherwise arising from or related to, the Business, during the past three years, none of Sellers has violated, infringed upon, misused, misappropriated or otherwise come into conflict with any intellectual property or Technology of any other Person which has not fully been resolved.

(h)           None of the Sellers has received written notice of any charge, complaint, claim, demand or notice alleging any such violation, infringement, misuse, misappropriation or other conflict (including any claim that any Seller must license or refrain from using any such intellectual property or other proprietary information of any other Person or any claim that any such intellectual property is invalid, unenforceable, or unregisterable) which has not been settled or otherwise fully resolved, nor is there any action pending or, to the knowledge of Sellers, threatened against any Seller claiming that such Seller has, directly, contributorily or by inducement, interfered with, infringed, or misappropriated or come into conflict with any other intellectual property or Technology, nor do Sellers have knowledge of any basis for such claim.

4.8.          Employee Matters.

4.8.1.               ERISA. All material Employee Plans are listed on Schedule 4.8.1.  True and complete copies of the plan documents and, if applicable, summary plan descriptions, for each Employee Plan have been provided or made available to Buyer. Each Employee Plan has been operated, in all material respects, in accordance with applicable Law (including ERISA and the Code), except to the extent that Buyer would not have any liability for a breach thereof. There are no current or contingent undisclosed Liabilities in respect of the Employee Plans with respect to which Buyer could be liable. None of Sellers, KBWB or any of their Affiliates sponsor, participate in or contribute to, or have ever sponsored, participated in or contributed to any multiemployer plans as defined in Section 3(37) of ERISA. None of Sellers or any of their Affiliates (or, within the last six years, any of their predecessors) has maintained or contributed to, or has or has had any liability with respect to, any employee benefit program (i) subject to Title IV of ERISA, or (ii) providing or promising any health or other welfare benefits to employees after employment termination other than required COBRA coverage, in the case of (i) or (ii) above for which Buyer could be held liable. Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter to that effect or has relied on such a letter issued to a prototype or similar plan and, to Seller’s knowledge, there is no reason why any such determination letter should be revoked or not reissued. With respect to each Transferred Employee, (i) all contributions and premium payments that are due under an Employee Plan that covers such Transferred Employee have been timely made, and (ii) all “employer match” contributions due or payable under the Savings Plan have been made simultaneous with such employee contributions. Notwithstanding anything to the contrary contained in this Agreement, as used in this Section 4.8, the term “Affiliates” includes any Person that would be treated as a single employer with any Seller or any of their Affiliates under Section 414 of the Code.

4.8.2.               Employment and Vacation Leave. Pursuant to the terms of Sellers’ sick leave policy, KBWB Employees are not permitted to carry over any sick days to subsequent years. Pursuant to Law, KBWB Employees are permitted to carry over unused vacation days to subsequent years. Schedule 4.8.2 contains a list of all accrued and unpaid vacation for each KBWB Employee as of the date hereof.

4.8.3.               Employees. Schedule 4.8.3 contains, as of the date of this Agreement, a list of all individuals employed by the Station (the “KBWB Employees”), including each such individual’s name, year of birth, date of hire, current position, current rate of compensation, employment status (i.e., active, disabled, on leave and reason therefore) and whether full-time, part-time or temporary and includes for each KBWB Employee the amounts paid or payable as base salary and describes any other compensation arrangements for the years 2004, 2005 and 2006, including bonuses, vehicle usage, or severance. As a result of the transactions contemplated by this Agreement (whether alone or in combination with any other event), (i) no Transferred Employee shall be entitled to receive any payment, increase, or acceleration of any benefit, including any termination, severance, accrued vacation, sick pay, disability or similar payments or deferred compensation payment under any arrangements with Sellers or their Affiliates, other than (a) payments to be made by Sellers or their Affiliates on or prior to the Closing Date or (b) payments to be made by Buyer or its Affiliates after the Closing Date for accrued unused vacation that is included in the purchase price adjustment provided in Section 2.5.1, and (ii) no KBWB Employee shall become subject to the excise tax under Section 4999 of the Code. No employee of Sellers or their Affiliates other than the KBWB Employees provides services primarily to the Business.

4.9.          Financial Statements.

(a)           The: (i) compiled unaudited balance sheet and the related statement of operations of the Station as of and for the fiscal years ended December 31, 2004 and December 31, 2005 (the “Balance Sheet Date”); (ii) the interim unaudited balance sheets and the related statements of operations of the Station as of and for the three months ended March 31, 2006; and (iii) the interim unaudited balance sheets and the related statements of operations of the Station to be delivered pursuant to Section 6.1.5 hereof, are (to the extent prepared) set forth on Schedule 4.9 hereof. Such financial statements were or will be (in the case of a future delivery) prepared in accordance with GAAP (except for inconsistencies specifically disclosed in such financial statements) as consistently applied by Sellers (other than lack of footnotes and, in the case of interim financial statements, normal year-end adjustments) and present (or will present in the case of a future delivery) fairly, in all material respects, the financial position and results of operations of the Business as of their respective dates and for the respective periods covered thereby. The unaudited balance sheet of the Station as of December 31, 2005 is referred to herein as the “Balance Sheet.”

(b)           Schedule 4.9 also sets forth a revenue pacings report as of the last such report available as of the date hereof, which report was prepared (i) in the ordinary course of the Business and (ii) in a manner consistent with Sellers’ standard practices regarding the preparation of such reports.

4.10.        Litigation; Compliance.

4.10.1.             Litigation. Except for administrative rulemaking, legislation or other proceedings of applicability to the broadcast industry generally or as set forth in Schedule 4.10.1: (a) there is no civil, criminal or administrative action, Order, notice of apparent violation, suit, arbitration, demand, claim, complaint, hearing, litigation, action, proceeding, or investigation by any Governmental Authority, in each case, of any nature pending or, to the knowledge of Sellers, threatened, against Sellers or their Affiliates or to which any Seller, the Station or the Broadcasting Assets are subject in respect of, or that would be reasonably expected to effect, the Station or the Broadcasting Assets including any action or proceeding that seeks to enjoin, prohibit or otherwise challenge, or that would reasonably be expected to affect any Seller’s ability to consummate, the transactions contemplated hereby; and (b) no Order has been rendered affecting or that could be reasonably expected to affect the Station or the Broadcasting Assets. There is no pending or contemplated suit, proceeding or claim by Sellers or their Affiliates relating to, in connection with or otherwise affecting the Business. There are no outstanding or unsatisfied Orders or claims which involve or effect or could reasonably be expected to involve or affect the Business or the transactions contemplated by this Agreement.

4.10.2.             Violations. The Sellers have complied in all material respects with, and no Seller has violated or is in default under any material Order, Law or policy of the FCC or any other Governmental Authority, in connection with or otherwise affecting the Business. Except as set forth in Schedule 4.10.2, all material returns, notices, reports, statements or other filings currently required to be filed by Sellers with the FCC relating to the Station have been filed and when filed all such returns, notices, reports, statements or other filings complied with all requirements of the FCC, in all material respects, and all material returns, notices, reports, statements or other filings currently required to be filed by Sellers with any other Governmental Authority, in each case with respect to the Station or the Broadcasting Assets, have been filed and when filed complied in all material respects with all applicable requirements of such Governmental Authorities.

4.11.        Labor. There are no collective bargaining agreements between any Seller and any union covering any employees of the Station. To the knowledge of the Sellers, no Person is attempting to organize any employees of the Station. There are no unfair labor practice charges pending or, to the knowledge of the Sellers, threatened against the Sellers in respect of the Business. There is no pending or, to the knowledge of the Sellers, threatened strike, slowdown, picket, work stoppage, attempt to organize or arbitration proceedings involving labor matters or other labor disputes affecting, the Business. The Sellers have not, in respect of the Business, experienced any strike, work stoppage, attempt to organize or other significant labor difficulties of any nature in the past two (2) years. Except as set forth in Schedule 1-C, there are no written or oral employment, severance, incentive or other similar agreements, arrangements, commitments or understandings with any KBWB Employee or written or oral Contracts for the future employment of an employee of the Station.

4.12.        Taxes. Each Seller has filed with the appropriate taxing authorities all Tax Returns required to be filed through the date hereof and all such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable Laws and regulations. Each Seller has paid all Taxes required to be paid, other than Taxes not yet due and Taxes being contested in good faith by appropriate proceedings. The unpaid Taxes of Sellers did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet, and will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Sellers in filing their Tax Returns. All monies required to be withheld by any Seller from KBWB Employees or any creditor or any other Person for income Taxes, social security or other Taxes have been collected or withheld and either paid to the respective Governmental Authority or set aside in accounts for such purpose. There are no disputes pending with or claims raised, or to the knowledge of Sellers, threatened by any Tax authorities with respect to Taxes. There are no Encumbrances on any of the Broadcasting Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

4.13.        Environmental Matters. This Agreement sets forth the sole and exclusive representations and warranties with respect to environmental matters, and all such representations and warranties relate solely to the Business (or to any other matter which could give rise to Buyer having any Liability as a result of being a successor in interest to Sellers).

4.13.1.             Environmental Laws. Each Seller is and has been in material compliance with all applicable Environmental Laws with respect to the Business, and no Seller has received any written communication from any Person (including any Governmental Authority) that alleges that any Seller is not in such compliance.

4.13.2.             Environmental Permits. (a) Sellers have obtained all material Environmental Permits necessary for Sellers to hold in connection with the Business, (b) Sellers are in material compliance with all terms and conditions of such Environmental Permits, and (c) no Seller has been advised by any Governmental Authority of any potential material change in the terms and conditions of any such Environmental Permit, either prior to or upon its renewal.

4.13.3.             Environmental Claims. There are no Environmental Claims: (a) pending or, to the knowledge of Sellers, threatened, against any Seller; or (b)  to the knowledge of Sellers, pending or threatened (i) against any Person whose liability for any Environmental Claim any Seller has or may have retained or assumed, either contractually, by operation of law or otherwise, (ii) arising out of or related to any property currently leased or operated by any Seller or any of its Affiliates or (iii) arising out of or related to any property formerly owned, leased or operated by any Seller or any of its Affiliates.

4.13.4.             Releases. There have been no Releases or, to the knowledge of Sellers, threatened Releases of any Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim against or liability of any Sellers, or against any Person whose liability for any Environmental Claim any Seller has or may have retained or assumed either contractual1y, by operation of law or otherwise.

4.13.5.             Real Property Conditions. Sellers have not operated, installed, or used, and to Sellers’ knowledge, the Leased Real Property does not contain any of the following:  (a) underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials, (b) a dump or landfill; (c)  filled in land; (d) wetlands; (e) PCBs; (f) mold; (g) asbestos-containing materials. With respect to any real property formerly owned, operated, or leased by Sellers, during the period of such ownership, operation or tenancy, no portion of such property was used as a dump or landfill, and Seller has no knowledge of any such use at any time prior to its ownership, operation, or tenancy of such real property.

4.13.6.             Information. Sellers have furnished to Buyer copies of all environmental assessments, reports, audits and other documents in their possession or under its control that relate to the Leased Real Property, compliance with Environmental Laws, or  any other real property that any of the Sellers formerly owned, operated, or leased.

4.14.        Cable Matters. Schedule 4.14 sets forth:

(a)           a list of all U.S. cable television systems that carry the Station’s signal, other than those that have fewer than 5,000 subscribers;

(b)           a list of all Market Cable Systems to which the Station has provided a must-carry notice or retransmission consent notice in accordance with the provisions of the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the applicable FCC regulations (collectively, the “Cable Act Requirements”) for the three-year period ending December 31, 2008, and a list of all Market Cable Systems to which the Station has not provided any such must-carry or retransmission consent notice;

(c)           a list of all Market Cable Systems as to which the Station made a must-carry election for the three-year period ending December 31, 2008 (by default or otherwise) and on which the Station is not currently carried;

(d)           a list of all direct broadcast satellite systems which carry the Station’s signal.

(e)           a list of all retransmission consent and/or copyright indemnification agreements that are in effect and entered into by Sellers with respect to the Station and any multi-channel video distribution system;

(f)            a list of all Market Cable Systems, if any, which are carrying the Station and that have notified Sellers or the Station of such Market Cable System’s intention to delete the Station from carriage or to change the channel position of the Station on such cable system;

(g)           a list of each notice, if any, received by Sellers or by the Station from any Market Cable System alleging that the Station does not deliver an adequate quality signal, as defined in Section 76.55(c)(3) of the FCC regulations, to such Market Cable System’s principal headend (other than any such notice as to which such failure has been remedied or been determined not to exist), and all further material correspondence between Sellers or the Station and any such Market Cable System relating to such notice;

(h)           a list of all pending petitions for special relief to modify the area in which the Station is entitled to demand must-carriage pursuant to Sections 76.55(c) and (e) of the FCC regulations; and

(i)            a list of must-carry complaints, if any, filed on behalf of the Station.

Sellers have delivered to Buyer true and correct copies of all material notices, agreements, correspondence, petitions and other items described in clauses (b) and (e) through (i) of this Section 4.14. Except as set forth on Schedule 4.14, no non-Seller party to a retransmission consent agreement has, or will have, the right to terminate carriage of the Station as a result of the termination of the WB Affiliation Agreement and, to Seller’s knowledge, no event has occurred which would permit any party to a retransmission consent agreement with respect to the Station to terminate such Contract. No party to a retransmission consent agreement with respect to the Station has notified Sellers that it intends to terminate any such agreement.

4.15.        Digital Television. The Station has been assigned a channel (Channel 19) by the FCC for the provision of digital television service (“DTV”). The Station has constructed and is operating a DTV facility on its assigned Channel 19 pursuant to, and in accordance with, a DTV license issued by the FCC. KBWB Licensee has filed a letter with the FCC electing to use Channel 19 for its permanent DTV operations upon completion of the DTV transition.

4.16.        Operations Since Balance Sheet Date.

(a)           Except as set forth in Schedule 4.16, since the Balance Sheet Date, there has been:

(i)            no Material Adverse Effect as of the date hereof;

(ii)           no material damage, destruction, loss or claim (whether or not covered by insurance) or condemnation or other taking relating to or otherwise affecting the Business; and

(iii)          no adverse change in employee relations relating to or otherwise affecting the Business.

(b)           Except as set forth in Schedule 4.16, since the Balance Sheet Date the operations of the Business have been conducted only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, the Sellers have not, in respect of the Business or the Broadcasting Assets:

(i)            sold, leased, transferred or otherwise disposed of (including any transfers to any Affiliate of any Seller), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance (other than Permitted Encumbrances) on, any of the Broadcasting Assets, other than personal property having a value, in the aggregate, of less than $25,000 sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice;

(ii)           waived any right of significant value to any Seller relating to the Station, the Business or the Broadcasting Assets other than in the ordinary course of the Business consistent with past practice;

(iii)          created, incurred, guaranteed or assumed, or agreed to create, incur, guarantee or assume, any indebtedness for borrowed money or entered into any capitalized leases;

(iv)          granted or instituted any increase in any rate of salary or compensation or any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan other than in the ordinary course of the Business consistent with past practices and except as reflected on Schedule 4.8.3;

(v)           changed the accounting methods, principles or practices affecting the Broadcasting Assets, the Business or the Station, except insofar as may have been required by Law or by a change in GAAP;

(vi)          made any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any corporation, partnership or other business organization or division thereof or interest therein;

(vii)         defaulted under any indebtedness of Sellers;

(viii)        written down the value of any assets except in the ordinary course of business, none of which, individually or in the aggregate has or may reasonably have a Material Adverse Effect; or

(ix)           entered into any agreement or made any commitment to take any action described in subparagraphs (i) through (viii) above.

4.17.        No Undisclosed Liabilities. No Seller is  subject, with respect to the Business, the Station or the Broadcasting Assets to any material Liability (including unasserted claims, whether known or unknown) required in accordance with GAAP to be disclosed on a balance sheet of the Business, which is not shown or reserved for in the Balance Sheet, other than (a) Liabilities of the same nature as those set forth in the Balance Sheet and incurred in the ordinary course of the Business after the Balance Sheet Date;

(b) Liabilities expressly reflected in the terms of Contracts disclosed to Buyer prior to the date hereof and not resulting from any breach by any Seller of any such Contract and (c) Liabilities set forth on Schedule 4.17.

4.18.        Sufficiency of Assets. Except as set forth in Schedule 4.18, the Broadcasting Assets constitute all of the assets and properties necessary for and Used by the Sellers in the conduct of the Business as currently conducted, and the Broadcasting Assets are in such good and serviceable condition and repair (subject to ordinary wear and tear) as is necessary for the conduct of the Business as currently conducted. Set forth on Schedule 4.18 is a true, complete and correct list of (a) all assets or properties necessary for or Used by the Sellers in the conduct of the Business which are either (i) located outside of the San Francisco, California market or (ii) Used by Affiliates of Sellers and (b) any Contract to which any Seller is a party that covers both the Station and one or more other stations owned by any Seller.

4.19.        Transactions with Affiliates. Schedule 4.19 lists all services currently being provided to the Business by Affiliates of Sellers, the manner in which costs of providing each such service has been allocated to the Business, the average monthly amounts allocated by Seller to the Business in connection with the provision of such services for the calendar year ended December 31, 2005 and the annual amounts allocated by Seller to the Business in connection with the provision of such services for the calendar years 2002, 2003 and 2004. Except as set forth on Schedule 4.19, there are no agreements or arrangements (other than employment agreements and employee benefit plans otherwise disclosed under this Agreement) between any current or former employee, director or Affiliate of Sellers, on the one hand, and any Seller, on the other hand, in connection with, relating to or otherwise affecting the Business or which is included in the Broadcasting Assets.

4.20.        Advertising. Schedule 4.20 sets forth (i) the name of each of the top twenty advertisers (as determined by revenue) for the Business for the twelve months ended December 31, 2005 and (ii) the total amounts billed to each advertiser for such advertisements in each such period. Except as set forth on Schedule 4.20, since January 1, 2005, (i) no significant amount of advertising has been sold on a “barter,” “trade out” or exchange of goods and/or services basis and (ii) none of the top twenty (20) advertisers (as determined by revenue for the year ended December 31, 2005) for the Business has terminated or, to the knowledge of Sellers, threatened to terminate or announced that it intends to materially and adversely modify its relations with or reduce its advertising purchased from the Business.

4.21.        Solvency. No Seller has ever been the subject of any voluntary or involuntary Insolvency Proceeding. To each Seller’s knowledge, no Seller has ever admitted in writing or otherwise the inability to pay their debts generally as they come due or admitted that they are otherwise not solvent or taken any actions in furtherance thereof. No transfer of property is being made by any Seller, and no obligation is being incurred by any Seller in connection with the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud either present or future creditors of any Seller. The transactions contemplated by this Agreement are for fair consideration and are the product of arms’ length negotiations. The Sellers are receiving reasonably equivalent value in exchange for the transactions contemplated by the Agreement. At the Closing, after giving effect to the transactions contemplated by this Agreement, each Seller will be, and Granite and each of its Subsidiaries, taken as a whole, will be, Solvent.

4.22.        Insurance. Schedule 4.22 contains a list of all material policies of insurance and related surety and surety bond arrangements held by or for the benefit of the Sellers with respect to the Business or the Broadcasting Assets, in each case, as of the date hereof. Except as set forth on Schedule 4.22, all such policies are in full force and effect in all material respects, all premiums due and payable thereon covering all periods up to and including the date hereof have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and as of the date hereof no written notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the disclosure schedule delivered by Buyer concurrently herewith, Buyer, jointly and severally, represents and warrants to Sellers that:

5.1.          Organization and Standing. Buyer (a) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware; (b) has full power and authority to own its properties and to transact the business in which it is currently engaged and to perform the obligations required to be performed by it hereunder and under each Ancillary Agreement to which Buyer is or will be a party and to consummate the transactions contemplated hereby and thereby; and (c) is duly qualified to do business and in good standing as a foreign entity in every jurisdiction in which the nature of the business to be conducted by it requires such qualification, except where the failure to so qualify would not materially adversely affect Buyer or the transactions contemplated hereby.

5.2.          Authorization and Binding Obligations. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is or will be a party have been or will be duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been, and each Ancillary Agreement to which Buyer is or will be a party has been or will be, duly executed and delivered by Buyer and constitutes (or, in the case of each Ancillary Agreement to which Buyer will be a party, will constitute) a valid and binding agreement of Buyer, enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

5.3.          No Contravention. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is or will be a party, the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof by Buyer does not and will not, after the giving of notice, or the lapse of time, or otherwise: (a) conflict with or violate any provisions of the certificate of formation or operating agreement of Buyer; (b) result in the breach of, conflict with, require any consent under, or constitute a default under, the provisions of any material agreement or other instrument to which Buyer is a party or by which the property of Buyer is bound or affected; or (c) violate or conflict with any material Laws or Orders applicable to Buyer or its assets. Additionally, Buyer is a “person” (as defined in 16 C.F.R. § 801.1(a)(1)) which does not have $11.3 million or more of “total assets” as determined in accordance with 16 C.F.R. § 801.11 and, as a result, to Buyer’s knowledge, the transactions contemplated hereby do not require a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, as in effect from time to time.

5.4.          Litigation. Except for administrative rulemaking or other proceedings of general applicability to the broadcast industry, there is no civil, criminal or administrative action, Order, notice of apparent violation, notice of apparent liability, suit, demand, claim, complaint, hearing, litigation, action, proceeding or investigation of any nature pending or, to Buyer’s knowledge, threatened against or affecting it that would affect its ability to consummate the transactions contemplated in this Agreement.

5.5.          Absence of Knowledge as to Certain Facts. Buyer has no knowledge of any fact that would, under existing Law (including the Communications Act) and the FCC Rules,  disqualify Buyer as an assignee of the KBWB Licenses or as owner and operator of the Station or impair Buyer’s ability to obtain the FCC Consent. Buyer will not take any action that it knows or has reason to know would cause such disqualification and Buyer will not fail to take any action if it knows or has reason to know that the failure to take such action would cause such disqualification.

5.6.          Financial Capacity. At Closing, Buyer will have the financial capability to pay the Aggregate Consideration and any other amounts due under this Agreement.

5.7.          Sophistication; Due Diligence. Buyer hereby certifies and represents that it is experienced, sophisticated and knowledgeable in the making of investments, and that Buyer has not relied upon statements, representations or warranties made by any Seller, its agents or any other Person (other than the express representations and warranties of Sellers contained herein or in any Ancillary Agreement) in deciding to purchase the Broadcasting Assets.

5.8.          Qualifications; Consents. Buyer is an entity legally qualified under the Communications Laws to enter into this Agreement. License Sub is legally qualified under the Communications Laws to hold the KBWB Licenses. Except as contemplated in Article III or Article XV, no action, approval, waiver, consent, authorization or other action, including, any action, approval, waiver, consent or authorization or other action by or filing with any governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary or required as to Buyer for the due execution, delivery or performance by Buyer of this Agreement or any document or instrument contemplated hereby, except where the failure to obtain such approval, consent, authorization or filing would not individually or in the aggregate, reasonably be expected to affect Buyer’s ability to consummate the transactions contemplated hereby.

ARTICLE VI.
CONDUCT OF BUSINESS

6.1.          Conduct of Business to Closing. Each Seller covenants and agrees, with respect to the Station, the Business and the Broadcasting Assets, that pending the Closing, except with the prior written consent of Buyer:

6.1.1.               Conduct of Business. Subject to the provisions of this Agreement, each Seller shall conduct the Business in the normal and ordinary course in the same manner as heretofore conducted and shall use reasonable efforts consistent with normal business practices to preserve and promote the Business.

6.1.2.               Organization. Consistent with normal business practices, Sellers shall preserve their respective corporate existences.

6.1.3.               Insurance. Sellers shall cause to be maintained in effect until the Closing existing property damage, liability and other insurance with respect to the Broadcasting Assets and the Business as in effect on the date hereof.

6.1.4.               Transfer of Broadcasting Assets. No Seller shall sell, assign, lease or otherwise transfer or dispose of any Broadcasting Assets whether to a third party or any Affiliate of Sellers, except where such disposition to a third party is in the ordinary course of business or the assets involved are either: (a) no longer used or useful; or (b) replaced with a substantially equivalent asset of substantially equivalent kind, condition and value.

6.1.5.               Financial Statements.

(a)           Granite shall furnish to Buyer as soon as practicable, and in any event within thirty (30) days after the end of each fiscal month prior to the Closing: (i) an unaudited profit and loss statement of the Station for such month and for the period of its fiscal year ended at the end of such month; (ii) an unaudited balance sheet of the Station as of the end of such month; and (iii)  any other monthly, quarterly or annual financial statements relating to the Business that the Sellers or any of their Affiliates may prepare. All such financial statements shall be prepared in a manner consistent and in accordance with the basis upon which the financial statements included in Section 4.9(a) were prepared and in a manner which does not result in the breach of Section 4.9(a).

(b)           Sellers (i) will continue to prepare revenue pacings reports in a manner, form and frequency consistent with Sellers’ standard past practices regarding the preparation of such reports and (ii) will furnish to Buyer copies of all revenue pacings reports prepared in connection with the operation of the Business promptly after such reports are prepared. Granite shall also provide the necessary information for a cash flow statement for each such month.

6.1.6.               Encumbrances. No Seller shall create or assume any Encumbrance (other than Permitted Encumbrances described in clauses (a) and (b) of the definition thereof) affecting any of the Broadcasting Assets (or their replacements).

6.1.7.               Litigation. Granite shall notify Buyer of any litigation (a) pending or, to the knowledge of Sellers,

threatened, against any Seller (with respect to the Station, the Business or the Broadcasting Assets) or (b) which challenges the transactions contemplated hereby.

6.1.8.               Contracts. Each Seller shall perform all obligations required to be performed by it under all Contracts binding upon it with respect to the Station or the Business or to which the Broadcasting Assets are subject, and shall not without the prior written consent of Buyer, which consent shall not be unreasonably withheld (a) amend, terminate, extend, renew or waive any material right under any Contract or series of related Contracts involving payments of over $25,000 per year or having a term of more than two years, (b) enter into any new agreement or arrangement or series of related Contracts involving payments of over $25,000 per year or having a term of more than two years, (c) enter into, amend, extend or renew any Contract relating to Program Rights, Trade Agreement or Barter Agreement, which might be binding on or affect the Broadcasting Assets, the Station, the Business or Buyer, (d) enter into, amend, extend or renew any network affiliation agreement, national and local advertising representation agreements with respect to the Broadcasting Assets, the Station or the Business or (e) enter into any collective bargaining agreements with respect to KBWB employees.

6.1.9.               Consents, Approvals, Amendments and Extensions. Sellers will, prior to the Closing Date, use commercially reasonable efforts to obtain or cause to be obtained consents to the assignment to Buyer of all Contracts included in the Broadcasting Assets that require the consent of any third party by reason of the transactions provided for in this Agreement. Each party shall cooperate with the other to obtain any such consents, approvals amendments and renewals. Without limiting the generality of the foregoing, Sellers shall use their commercially reasonable efforts to negotiate extensions of retransmission consent agreements outstanding with respect to the Station so that the term of such agreements is extended through December 31, 2006 without any material adverse modification of the terms thereof.

6.1.10.             Licenses. No Seller shall, by any act or omission to act within its power: (a) surrender, modify, adversely affect or forfeit any material Governmental Permit; or (b) cause any material Governmental Authority to institute any proceedings for the cancellation, non-renewal or modification of any material Governmental Permit. Sellers shall prosecute with due diligence any applications to any Governmental Authority necessary for the operation of the Business. Sellers shall not take any action which would reasonably be expected to materially interfere with the validity or enforceability of or rights under any of the KBWB Licenses or network affiliation agreements with respect to the Station. Sellers shall not file any application with the FCC with respect to any of the KBWB Licenses without having given Buyer the opportunity to review and comment upon such application.

6.1.11.             Other Affirmative Obligations. In furtherance and not in limitation of anything set forth in Sections 6.1.1 through Section 6.1.10, prior to the Closing Date, in respect of the Business the Sellers will use commercially reasonable efforts to:

(a)           maintain the Broadcasting Assets in good operating condition and repair (wear and tear in ordinary usage excepted) and replace any of the Broadcasting Assets which shall be worn out, lost, stolen or destroyed except for such Broadcasting Assets that are obsolete and no longer Used in the Business;

(b)           comply in all material respects with all Laws, rules, ordinances and regulations applicable to the Business;

(c)           preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with Sellers in respect of the Business;

(d)           maintain the employment of each current employee of each Seller who is necessary for the continued operation of the Station and the Broadcasting Assets;

(e)           maintain all inventories of supplies, tubes, and spare parts at levels consistent with the Station’s prior practices;

(f)            promptly notify Buyer of any attempted or actual collective bargaining organizing activity with respect to the employees of the Station; and

(g)           timely make any must-carry retransmission election that must be made prior to the Closing Date, provided that Sellers shall not elect must-carry (by default or otherwise) or enter into a retransmission consent agreement without Buyer’s consent which shall not be unreasonably withheld.

6.1.12.             Other Negative Obligations. In furtherance and not in limitation of anything set forth in Sections 6.1.1 through Section 6.1.11, prior to the Closing Date, in respect of the Business the Sellers will not, without the consent of Buyer:

(a)           make any capital expenditure, or enter into any Contract therefor, in excess of $25,000 in the aggregate, except in the case of capital expenditures, the liability of which would be paid by Sellers prior to Closing or, in the case of capital assets which have been ordered but have not yet been delivered, the liability of which has been accrued for purposes of Section 2.5.1;

(b)           enter into any Contract for the purchase of real property or exercise any option to extend a lease listed in Schedule 1-A;

(c)           institute any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to its employees, other than in the ordinary course of the Business or as required by any such plan or law;

(d)           make any change in the compensation of its employees, other than changes made in accordance with normal compensation practices and consistent with past compensation practices;

(e)           enter into any employment agreement for services to be performed on behalf of Sellers in respect of the Business or hire any new employees other than replacement “at-will” employees at comparable compensation and benefits;

(f)            acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein which would, or whose assets or Liabilities would, be included in the Broadcasting Assets or Assumed Liabilities;

(g)           assume, guarantee, endorse or otherwise become liable or responsible (whether directly or indirectly, contingently or otherwise) for the Liabilities of any other Person which may be binding on or affect, the Broadcasting Assets or Buyer on or after the Closing;

(h)           default under any indebtedness, or take any action or permit the occurrence of any event that, with the lapse of time, giving of notice or both, would constitute such a default; and

(i)            take any action that is inconsistent with its obligations under this Agreement, or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement.

6.2.          No Shop. Sellers represent and warrant that the possible sale of the Business has been explored by the Sellers in the past year and that the offer from the Buyer is the highest and best outstanding offer that resulted from that process. Sellers acknowledge that Buyer would not be willing to enter into this Agreement or forego a customary break up fee if the sale of the Business were subject to further bids or an auction. From and after the date hereof until the Closing or earlier termination of this Agreement in accordance with the terms hereof, no Seller shall, and each Seller shall cause its officers, directors, employees, agents, representatives and Affiliates not to, either directly or indirectly, conduct discussions with any Person (a “Potential Acquiror”) with respect to any offer or proposal for the purchase or sale of the Broadcasting Assets or any stock in, or other interests of, KBWB or KBWB Licensee (other than for the sale of assets in the ordinary course of business and consistent with the terms and conditions set forth in Section 6.1), or with respect to any merger, acquisition, combination, consolidation or similar transaction involving, KBWB, KBWB Licensee, the Station or the Broadcasting Assets (other than for the sale of assets in the ordinary course of business and consistent with the terms and conditions set forth in Section 6.1 and other than a sale of the capital stock of Granite, whether by merger, tender offer, or exchange offer), entertain any bids for such assets from a Potential Acquiror, propose any further bidding for such assets, participate in any process for the sale of such assets to any Person other than the Buyer, or enter into any agreement or transaction relating to any of the foregoing. Each Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which they (or any of them) are a party with respect to sale of the Broadcasting Assets or the Business. Sellers acknowledge and agree that a breach of this Section 6.2 would constitute a material breach of this Agreement, and that any failure by Sellers to comply with the provisions hereof would excuse Buyer from its obligations to consummate the transactions contemplated by this Agreement and permit Buyer to terminate this Agreement and receive the Escrow Deposit.

6.3.          Access and Information.

Sellers covenant and agree that, pending the Closing, each Seller shall give Buyer and its counsel, accountants, engineers, investment bankers, potential lenders and other authorized representatives reasonable access, at Buyer’s risk and expense, during normal business hours throughout the period from and after the date hereof until prior to the Closing or the earlier termination of this Agreement, to all of the Station’s or the Business’ books, records (including all employee files and computer files), agreements, reports and other documents and all of the Broadcasting Assets to be acquired hereunder and shall furnish Buyer, its counsel, accountants, engineers, investment bankers, potential lenders and other authorized representatives during such period with copies of all information concerning the affairs of the Station or the Business as they may reasonably request in order to enable Buyer to make such examinations and investigations thereof as it shall deem necessary, including all Contracts included in the Broadcasting Assets and any amendments, renewals or other modifications thereof, and each Seller will make appropriate officers, employees, attorneys, agents and accountants available to discuss with Buyer and its representatives such aspects of the business and operations of the Station as Buyer may reasonably require (it being understood that the foregoing shall include such access as Buyer may reasonably request to the management of Sellers to enable Buyer to obtain information about the KBWB Employees that Buyer will employ after it acquires the Broadcasting Assets); provided, however, that in each instance mutually satisfactory arrangements shall be made in advance in order to avoid interruption and to minimize interference with the normal business and operations of the Station.

6.4.          Preserve Accuracy of Representations and Warranties; Notification Covenant. Each of Buyer and Sellers covenants and agrees that such party shall promptly notify the other party of (a) any litigation pending or, to its knowledge, threatened against or affecting the notifying party or which challenges or seeks any damages or other payments in connection with the transactions contemplated hereby, or (b) any events or circumstances that would reasonably be expected to delay or hinder the consummation of the transactions contemplated hereby, (c) any material change in any information contained in the representations and warranties (and related disclosure schedules) contained in this Agreement, or (d) in the case of the Sellers, any material developments with respect to the Business. Compliance with the provisions of this Section shall not relieve any party of any obligation with respect to any representation, warranty or covenant contained in this Agreement or be deemed to constitute or cause any party to waive any condition set forth in Article VII.

6.5.          Governmental Consents. Subject to the terms and conditions of Article III and Article XV, Buyer and Sellers shall each use commercially reasonable efforts to obtain all consents, amendments or permits from Governmental Authorities, which are required by the terms thereof or this Agreement for the consummation of the transactions contemplated by this Agreement.

6.6.          Post-Closing Cooperation.

6.6.1.               Transition. Buyer and Sellers shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, to ensure the orderly transition of the Station, the Business and the Broadcasting Assets from Sellers to Buyer and to minimize any disruption to the business or operations of the

Station and the other respective businesses of Sellers and Buyer that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Buyer and Sellers shall furnish or cause to be furnished to each other and their respective employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the business and operations of the Station (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters and the conduct of litigation and other proceedings.

6.6.2.               Tax Returns. After the Closing, upon reasonable written notice, Buyer and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Broadcasting Assets and the Business (including access to books and records) as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any Taxing authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax return. Sellers and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Station.

6.6.3.               Financial Statements. At all times after the date hereof, Sellers shall, and shall cause their respective representatives (including their independent public accountants) to, cooperate in all reasonable respects with the efforts of Buyer and their independent auditors to prepare such audited and interim unaudited financial statements of the Station as Buyer may reasonably determine are necessary for Buyer’s lenders, investors or in connection with any filing required to be made by it or any of its Affiliates under the Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended. Sellers shall execute and deliver to Buyer’s independent accountants such customary management representation letters as may be required as a condition to such accountants ability to sign an unqualified report upon the audited financial statements of the Station for the periods for which such financial statements are required. Sellers shall cause their independent public accountants to make available to Buyer and its representatives all work papers related to the financial statements or Tax Returns of Seller (to the extent they relate to the Station) and to provide Buyer’s independent public accountants with full access to those personnel who previously have been involved in the audit or review of Seller’s financial statements or Tax Returns. Any reasonable out-of-pocket costs incurred by Seller in connection with Seller’s obligations under this Section 6.6.3 shall be reimbursed by Buyer upon Buyer’s receipt of reasonably detailed information regarding such costs.

6.7.          Supplies. Buyer shall not use stationery, purchase order forms or other similar paper goods or supplies that state or otherwise indicate thereon that the Station is a division or unit of any of Sellers or any of their Affiliates for more than sixty (60) days after the Closing Date without first crossing out or marking over such statement or indication or otherwise clearly indicating on such supplies that the Station is no longer a division or unit of any of Sellers or any of their Affiliates.

6.8.          Transition Services. If requested by Buyer, Sellers shall negotiate in good faith with Buyer the terms for a transition services agreement pursuant to which Sellers would provide to Buyer transition services reasonably requested by Buyer with respect to services currently provided by Granite to KBWB or KBWB Licensee (which, at Buyer’s election, may include continuation of benefits for Transferred Employees and Web-site maintenance) on commercially reasonable terms for a reasonable period following the Closing Date (provided that the parties agree that such services will be provided to Buyer at Sellers’ actual cost without allocation of overhead or general corporate charges).

ARTICLE VII.
CONDITIONS PRECEDENT TO
THE OBLIGATIONS OF THE PARTIES

7.1.          Conditions Precedent to the Obligation of Buyer. The obligations of Buyer under this Agreement are subject, at Buyer’s option, to the satisfaction (or waiver in writing by Buyer) on or prior to the Closing of each of the following express conditions precedent:

7.1.1.               Closing of WDWB Transaction. The closing under the WDWB Purchase Agreement shall have occurred or shall occur simultaneously with the Closing under this Agreement.

7.1.2.               FCC Consent. The FCC Consent shall have been granted and shall not have been reversed, stayed, enjoined, set aside, annulled or suspended and no timely request for stay, petition for rehearing or reconsideration, application for review, appeal or certiorari or sua sponte action of the FCC or other proceeding with comparable effect shall be pending.

7.1.3.               Accuracy of Representations and Warranties. Each of the representations and warranties of Sellers contained in this Agreement (disregarding solely for purposes of this condition precedent any qualifications regarding materiality, Material Adverse Effect and Material Adverse Change):

(a)           shall have been true and correct in all material respects as of the date hereof (except to the extent that the circumstances underlying such failure to be true as of the date hereof shall (i) have an immaterial effect on the Station and the Buyer from and after the Closing Date, or (ii) have been cured by Sellers prior to the Closing and after giving effect to such cure shall have an immaterial effect on the Station and the Buyer from and after the Closing); and

(b)           shall be true and correct in all material respects as of the Closing Date, except in so far as: (i) such representation or warranty expressly relates to any specified earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date; or (ii) such representation or warranty is no longer true and correct as a result of a transaction specifically consented to by the Buyer in writing after the date hereof; or (iii) the failure of such representation or warranty to be true at the Closing Date shall have an immaterial effect on the Station and the Buyer from and after the Closing.

7.1.4.               Compliance with Agreement. Sellers shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

7.1.5.               No Obstructive Proceeding.

(a)           No Governmental Intervention. No Governmental Authority shall have instituted any action or proceeding to restrain or enjoin or nullify or render ineffective this Agreement or the transactions contemplated hereby if consummated.

(b)           No Order. No Order or other legal restraint of any Governmental Authority shall be in effect that restrains or prohibits the transactions contemplated hereunder in accordance with the terms hereof.

7.1.6.               Authorization. Buyer shall have received certified copies of all of the respective actions taken by Sellers authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.

7.1.7.               Opinions of Counsel. Buyer shall have received the written opinion of Akin Gump Strauss Hauer & Feld LLP, counsel for Sellers, dated the Closing Date, substantially in the form attached to this Agreement as Exhibit B.

7.1.8.               Certifications. Granite shall have delivered to Buyer a schedule showing all Contracts or agreements or amendments, renewals or other modifications thereof (other than those which would not be subject to disclosure pursuant to Section 4.6.1(i) and (ii) hereof) that Sellers have entered into with respect to the Station after the date of this Agreement in accordance with the terms of this Agreement and which are to be assigned to Buyer hereunder.

7.1.9.               Governmental Approvals. In addition to the FCC Consent, all other authorizations, consents, orders or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

7.1.10.             FIRPTA Affidavits. At the Closing, each Seller shall execute and deliver to Buyer an affidavit pursuant to Section 1445(b)(2) of the Code in the form set forth in Treas. Reg. § 1.1445-2(b)(2)(iii)(B), and Buyer agrees that, except as otherwise provided in Section 1445(b)(7) of the Code and the regulations promulgated thereunder, upon the execution and delivery of such affidavits to Buyer, no deduction shall be made or claimed against the Aggregate Consideration by reason of the requirements of Sections 897 and 1445 of the Code.

7.1.11.             Removal of Encumbrances. All Encumbrances of any kind and nature, other than Permitted Encumbrances, shall have been removed from the Broadcasting Assets. Sellers shall have provided to Buyer written evidence to the reasonable satisfaction of Buyer as to the release of all Encumbrances, other than Permitted Encumbrances, with respect to the Broadcasting Assets.

7.1.12.             Officers’ Certificates. Granite shall have delivered to Buyer a certificate signed by its Chairman, President, Vice President, Secretary or Treasurer dated the Closing Date to the effect that the conditions set forth in Sections 7.1.3, 7.1.4, 7.1.5 and 7.1.16 hereof have been satisfied.

7.1.13.             Consents. Sellers shall have obtained and delivered to Buyer the written consents and agreements from third parties as listed on Schedule 7.1.13.

7.1.14.             Delivery of Instruments of Conveyance and Assignment. Sellers shall have delivered to Buyer, in accordance with Article VIII hereof, instruments (in form and substance reasonably satisfactory to Buyer’s counsel) pursuant to which Sellers convey and assign the Broadcasting Assets and all other documents, instruments, and certificates required to be delivered by Sellers to Buyer pursuant to this Agreement or otherwise reasonably requested by Buyer to consummate the transactions contemplated hereby.

7.1.15.             FCC Licenses. As of the Closing, the KBWB Licenses shall be in full force and effect.

7.1.16.             Material Adverse Effect. Between the date of this Agreement and the Closing Date, no Material Adverse Effect shall have occurred and be continuing.

7.1.17.             Fair Value Opinion. Granite’s Board of Directors shall have received, and shall have delivered to Buyer an informational copy of, a fair value opinion from Houlihan, Lokey, Howard & Zukin.

7.1.18.             Transition Services. If the parties shall have previously agreed to terms with respect to a transition services agreement pursuant to Section 6.8, Granite shall have executed and delivered to Buyer such transition services agreement.

7.1.19.             Restructured Programming Obligations. The economic terms of the Station Contracts set forth on Schedule 7.1.19 shall have been restructured in a manner acceptable to Buyer.

7.2.          Conditions to Obligations of Sellers. The obligations of Sellers under this Agreement are subject, at Granite’s option, to the satisfaction (or waiver in writing by Granite) at or prior to the Closing of each of the following express conditions precedent:

7.2.1.               FCC Consent. The FCC Consent shall have been granted.

7.2.2.               Accuracy of Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement (disregarding solely for purposes of this condition precedent any qualifications regarding materiality, material adverse effect or material adverse change) (a) shall have been true and correct in all material respects as of the date hereof and (b) shall be true and correct in all material respects at and as of the Closing Date, except insofar as any such representation or warranty expressly relates to any specified earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date.

7.2.3.               Compliance with Agreement. Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

7.2.4.               Delivery of Instruments of Assumption. Buyer shall have delivered to Sellers, in accordance with Section 2.4 hereof instruments (in form and substance reasonably satisfactory to Granite’s counsel) pursuant to which Buyer assumes and agrees to perform the Assumed Obligations and all other documents, instruments and certificates required to be delivered by Buyer to Sellers pursuant to this Agreement or otherwise reasonably requested by Sellers to consummate the transactions contemplated hereby.

7.2.5.               No Obstructive Proceeding.

(a)           No Governmental Intervention. No Governmental Authority shall have instituted any action or proceeding to restrain or enjoin or nullify or render ineffective this Agreement or the transactions contemplated hereby if consummated.

(b)           No Order. No Order or other legal restraint of any Governmental Authority shall be in effect that restrains or prohibits the transactions contemplated hereunder in accordance with the terms hereof.

7.2.6.               Other Governmental Approvals. In addition to the FCC Consent, all other authorizations, consents, orders or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

7.2.7.               Consents. Sellers shall have obtained written consents from third parties as listed on Schedule 7.2.7.

7.2.8.               Authorizations. Sellers shall have received certified copies of all of the actions taken by Buyer authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.

7.2.9.               Officer’s Certificate. Buyer shall have delivered to Granite a certificate signed by its Chairman, President, Vice President, Secretary or Treasurer dated the Closing Date to the effect that the conditions set forth in Sections 7.2.2, 7.2.3 and 7.2.5 hereof have been satisfied.

ARTICLE VIII.
INSTRUMENTS OF CONVEYANCE AND TRANSFER

8.1.          Instruments of Conveyance and Transfer of Real Property. At the Closing, to assign all of the Real Property Leases from the applicable Seller to Buyer, the applicable Seller shall deliver to Buyer, in form and substance reasonably satisfactory to Buyer, an assignment and assumption agreement assigning to Buyer all right, title and interest of the applicable Seller in and under all Real Property Leases in which Buyer assumes all obligations under each such Real Property Lease from and after the Closing in accordance with Section 2.4.

8.2.          Instruments of Conveyance and Transfer of Personal Property. At the Closing, to effect the transfers, conveyances and assignments from the applicable Seller to Buyer, the applicable Seller shall deliver to Buyer the following bills of sale, certificates, assignments and other instruments of transfer assigning, transferring and conveying to Buyer title to all of the personal property included in the Broadcasting Assets, free and clear of all Encumbrances of any kind other than Permitted Encumbrances, all in form reasonably satisfactory to counsel for Buyer, and dated the Closing Date:

8.2.1.               Assignment of Leases. Assignment and assumption of all leases and leasehold interests in personal property included in the Broadcasting Assets, including all rights under the lease agreements referred to in Schedule 1-B hereto;

8.2.2.               Bills of Sale. Bills of sale for all tangible personal property included in the Broadcasting Assets;

8.2.3.               Assignments of Licenses. Assignment and assumption of the KBWB Licenses; and

8.2.4.               Assignments of Contracts; Other Assignments. Assignment and assumption of all Contracts and other intangible assets included in the Broadcasting Assets and any other forms of assignment and/or assumption reasonably requested by Buyer.

ARTICLE IX.
EMPLOYEES

9.1.          Employment.

9.1.1.               Seller to Terminate. On the Closing Date, Sellers shall terminate the employment of all KBWB Employees. Buyer shall offer employment to each KBWB Employee, except as otherwise agreed in writing by the parties.

9.1.2.               Buyer to Hire. KBWB Employees who accept an offer of employment from Buyer (referred to herein as “Transferred Employees”) for periods after the Closing Date shall receive such cash compensation and benefits as are substantially comparable in the aggregate to that provided by Sellers and disclosed to Buyer prior to the date hereof; provided, that, nothing herein shall require Buyer to continue the employment of any such person or to maintain any particular type or level of compensation or employee benefits for any period of time thereafter. Employment with Buyer of Transferred Employees shall commence immediately on the Closing Date, except that employment of individuals on leave of absence or short-term disability leave, maternity leave, salary continuation and extension type of leave, military leave or workers compensation (“Leave Employees”) shall become effective as of the date they first present themselves for active work with the Buyer; provided, however, that Buyer, except to the extent otherwise required by Law, shall have no obligation to hire Leave Employees unless such individuals first present themselves for active work with Buyer within nine (9) months following the Closing Date. Buyer shall make offers of employment to all Leave Employees, under the same terms and conditions as set forth in this Article IX; provided, that, such Leave Employees have satisfied the conditions set forth in the immediately preceding sentence. Until such date, such employees shall remain employees of Sellers and eligible for compensation and benefits under Sellers’ applicable plans and policies. For purposes hereof, Leave Employees who accept an offer of employment from Buyer shall be deemed to be Transferred Employees as of the date they accept employment with Buyer. Unbroken periods of employment with a Seller (including any current or former Affiliate of Granite) and with the Station as of the Closing Date shall be taken into account for purposes of determining, as applicable, eligibility for participation, eligibility for early retirement and subsidies and vesting (but not for the purposes of benefit accrual) of any Transferred Employee under any of Buyer’s employee benefit plans, policies, practices or arrangements, including, but not limited to, seniority, vacation and severance entitlements, solely to the extent that such service was recognized under analogous Employee Plans. All such periods of employment have been provided to Buyer, specified by employee, prior to the Closing Date.

9.2.          Cooperation. Each Seller shall reasonably cooperate, to the extent permitted by law, with Buyer’s attempts to obtain information relating to the Transferred Employees, including making available to Buyer such employees’ personnel files and performance evaluations.

9.3.          Employee Plans. Buyer shall not assume any Employee Plan or any Liabilities with respect thereto, other than to grant credit to each Transferred Employee for all unused vacation leave accrued by such employee as of the Closing Date to the extent no payments were made with regards to such vacation leave by Sellers. Sellers shall indemnify and hold Buyer and its Affiliates harmless from and against any adverse consequences that Buyer and its Affiliates may suffer resulting from, arising out of or relating to any of Sellers’ Employee Plans. Any expenses and benefits with respect to medical claims incurred by any Transferred Employees or their covered dependents on or before the Closing Date shall be the responsibility of Granite. Buyer shall assume all responsibility for the payment of all medical, dental, health and disability claims of Transferred Employees and their covered dependents (who are eligible for and who enroll in Buyer’s applicable medical, dental, health and disability plans) incurred on or after the Closing Date, subject to the terms of Buyer’s benefit plans extended to Transferred Employees and the coverage elected by such employees. If Transferred Employees or their dependents become eligible to participate in a medical, dental or health plan of Buyer or any of its Affiliates, Buyer shall cause such plan to (a) waive any pre-existing condition limitations for conditions covered under the applicable medical, health or dental Employee Plans (the “Company Welfare Plans”) and (b) honor any deductible and out-of-pocket expenses incurred by the Transferred Employees and their dependents and beneficiaries under the Company Welfare Plans during the portion of the calendar year preceding the Closing; provided the amount of any accumulated deductibles and out-of-pocket expenses paid during such period is provided to Buyer by a Seller within ninety (90) days following the Closing Date.

9.4.          401(k) Plan.

9.4.1.               Transferred Savings Plan. As soon as reasonably practical following the Closing Date, Buyer shall establish a defined contribution plan (or cover Transferred Employees under an existing defined contribution plan sponsored by Buyer) for the benefit of Transferred Employees who, as of the Closing Date, are participants (the “Savings Plan Employees”) in Granite’s 401(k) Plan (the “Savings Plan”). Sellers shall fully vest all Savings Plan Employees in their account balances under the Savings Plan as of the Closing Date.

9.4.2.               Roll-Over. If elected by Savings Plan Employees, Granite shall cause to be paid from the Savings Plan the vested account balances of such Savings Plan Employees in the form of cash, cash equivalents or other mutually acceptable property and Buyer’s 401(k) plan described in Section 9.4.1 shall accept such distributions as rollover distributions subject to the terms of Buyer’s 401(k) plan and the rules and regulations under Section 402(c) of the Code. In no event, however, shall such transfer take place until the earlier of the furnishing to Buyer by Granite, and to Granite by Buyer, of (a) a favorable determination letter from the Internal Revenue Service with respect to the qualification of the Savings Plan and Buyer’s 401(k) plan, as applicable, under 401(a) of the Code, or (b) an opinion of counsel that such Savings Plan or Buyer’s 401(k) plan, as applicable, is qualified under Section 401(a) of the Code with respect to form and operation. Granite and Buyer shall provide each other with access to information reasonably necessary in order to carry out the provisions of this paragraph.

9.5.          Bonus Compensation. All bonuses payable to KBWB Employees for service during calendar year 2005 or earlier years (or any part thereof) shall have been paid by Sellers to such KBWB Employees before the Closing Date.

9.6.          FICA and Wage Reporting. Buyer and Sellers agree to use the “alternative procedure” specified in Revenue Procedure 2004-53 for reporting the wages of the Transferred Employees and payment of FICA taxes with respect to the Transferred Employees. As soon as administratively feasible following the Closing Date, Sellers shall provide Buyer the information required for reporting wages on Form W-2 for each Transferred Employee for the year in which the Closing Date occurs.

9.7.          Employee Rights. Notwithstanding anything to the contrary contained in this Agreement, this Article IX is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing contained in this Agreement, expressed or implied, shall give or be construed to give to any Person (including, without limitation, any employee or any representative, dependent or heir thereof), other than the Parties hereto and such successors and assigns, any legal or equitable rights, remedy or claim hereunder.

ARTICLE X.
RISK OF LOSS; FAILURE OF BROADCAST TRANSMISSION

10.1.        Risk of Loss. The risk of any loss, damage or impairment, confiscation or condemnation (each an “Event of Loss”) of the Broadcasting Assets or any part thereof from fire or any other casualty or cause shall be borne by Sellers at all times prior to the Closing. Notwithstanding anything in this Agreement to the contrary, upon the occurrence of an Event of Loss, (a) the proceeds of or any claim for any loss payable prior to Closing under any insurance policy, claim, judgment or award with respect thereto (collectively, the “Proceeds”) shall be paid to Sellers and (b) Sellers shall use commercially reasonable efforts to repair, replace or restore any such Broadcasting Assets as soon as possible after such loss, impairment, confiscation or condemnation. If Sellers reasonably conclude that such repair, replacement and restoration cannot be accomplished by the scheduled Closing Date (i.e. that date upon which all other conditions set forth in Article VII have been satisfied or waived), but can be accomplished within 30 days after such date (but in any event on or prior to the Outside Date), the Closing Date shall be postponed for that 30-day period in order for Sellers to undertake such repair, replacement and restoration; if, however, the repair, replacement or restoration cannot be accomplished within that 30-day period (or by the Outside Date, if earlier), Buyer shall have the option to (i) terminate this Agreement without any continuing obligation either from Buyer or any Seller to the other parties, (ii) to postpone the Closing until such time as those Broadcasting Assets which are the subject of the Event of Loss have been restored or replaced to their condition immediately prior to the Event of Loss, or (iii) accept the assets “as is,” in lieu of such repair, replacement or restoration, in which event the Sellers shall assign to Buyer at the Closing all of their rights under any insurance policies (including business interruption and “extra expense” insurance proceeds) and all Proceeds actually received by Sellers, in each case in respect of such Event of Loss. Notwithstanding the foregoing, only the assets damaged pursuant to such Event of Loss shall be accepted “as is” and there shall be no limitation as to any representation or warranty set forth herein with respect to any other assets included in the Broadcasting Assets and/or the Business.

10.2.        Extension of FCC Consent. If, as a result of an occurrence contemplated by Section 10.1, the Closing Date is postponed beyond the effective time of the FCC Consent, the parties shall join in an application or applications requesting the FCC to extend the effective period of its consent to the Closing Date, as so postponed.

10.3.        Interruption of Broadcast Transmission. The Sellers shall give prompt written notice to Buyer if the regular broadcast transmissions of  the Station in the normal and usual manner are interrupted or discontinued, including the operation of the Station at a power level of less than 80% of its maximum authorized facilities (an “Interruption”). If any Interruption persists for more than seventy-two (72) hours (or, in the event of force majeure or utility failure affecting generally the market served by the Station, ninety-six (96) hours), whether or not consecutive, during any period of thirty (30) consecutive days, then Buyer may, at its option: (a) terminate this Agreement without liability by written notice given to Sellers not more than ten (10) days after the expiration of such thirty (30) day period, or (b) proceed in the manner otherwise set forth in this Article X.

10.4.        No Limitation. Nothing in this Article X shall be deemed to limit or modify in any respect Buyer’s rights under Section 7.1 or Article XVI.

ARTICLE XI.
BOOKS AND RECORDS

Except for the Excluded Assets, Buyer shall be entitled to all records, including but not limited to Contracts, the KBWB Licenses and all other licenses, permits and authorizations under any applicable Law, books of account, technical information and engineering data, programming information, employment records, customer lists and files, advertising records, FCC logs, asset history files, and other documents of Sellers relating to their operation of  the Station prior to the Closing Date as shall be reasonably necessary to the maintenance of the business affairs of  the Station after the Closing Date; provided, however, that for a period of six (6) years after the Closing Date, Buyer shall retain and make available for inspection by Granite or its representatives for any reasonable purpose all such records, books of account, files, documents and correspondence, and Buyer shall not dispose of, alter or destroy any such materials without giving ninety (90) days’ prior written notice to Granite so that Granite may, at its expense, examine, make copies of or take possession of such materials.

For a period of six (6) years after the Closing Date, Sellers shall retain and make available for inspection by Buyer or its representatives for any reasonable purpose all records, books of accounts, files and correspondence relating to the Broadcasting Assets and/or the Business that are included in the Excluded Assets. Sellers shall not dispose of, alter or destroy any such materials without giving ninety (90) days’ prior written notice to Buyer so that Buyer may, at its expense, make copies or take possession of such materials.

ARTICLE XII.
POSSESSION AND CONTROL OF THE STATION

Notwithstanding any other provision of this Agreement, between the date of this Agreement and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operations of  the Station, and the conduct of such business operations, including control and supervision of programming, shall be the sole responsibility of, and in the complete discretion and independent and separate control of, Sellers, subject to the terms of Section 6.1. Neither title to the Station, the Broadcasting Assets nor right to possession thereof shall pass to Buyer until the Closing Date. After the Closing, Sellers shall have no right to control  the Station and Sellers shall have no reversionary rights in  the Station.

ARTICLE XIII.
BROKERS

Buyer represents and warrants to Sellers that it has not engaged any broker, finder or consultant in connection with this Agreement and the transactions contemplated herein or any aspect thereof other than CIBC World Markets Corp., the fees and expenses of which shall be paid by Buyer. Sellers represent and warrant to Buyer that no Seller has engaged any broker, finder or consultant in connection with this Agreement and the transactions contemplated herein or any aspect thereof. Each party agrees to indemnify and hold the other parties harmless from any and all loss, cost, liability, damage and expense (including legal and other expenses incident thereto) in respect of any claim for a broker, finder or consultant’s fee or commission or similar payment by virtue of any alleged agreements, arrangements or understandings with the indemnifying party.

ARTICLE XIV.
INDEMNIFICATION

14.1.        Survival. Subject to Section 14.10, the representations and warranties of the parties contained in this Agreement (or in any document, certificate, schedule, exhibit or instrument delivered in connection herewith) shall survive in full force and effect for eighteen (18) months following the Closing Date; provided, however, that (a) the representations and warranties set forth in Sections 4.1, 4.2, 4.4 (to the extent related to title to Broadcasting Assets and other properties and the absence of Encumbrances), and in Sections 5.1 and 5.2 shall survive without any time limitation, and (b) the representations and warranties set forth in Sections 4.8, 4.12 and 4.13 shall survive in full force and effect until thirty (30) days after the expiration of the applicable statute of limitations. The several covenants and agreements of the parties contained in this Agreement (or in any document delivered in connection herewith) shall remain operative and in full force and effect without any time limitation, except as any such covenant or agreement shall be limited in duration by the express terms hereof.

14.2.        Sellers’ Indemnification — Breach. Subject to the limitations contained in this Article XIV, Sellers agree jointly and severally to indemnify, defend and hold Buyer, its Affiliates, and their respective directors, officers, members, partners, stockholders, employees, agents and advisors (collectively, the “Buyer Group Members”) harmless from and after the Closing from and against any and all loss, cost, Liability, damage and expenses (including reasonable legal and other expenses incident thereto), incurred or suffered (collectively, “Damages”) by any Buyer Group Member resulting from or in connection with:

(a)           any Seller’s breach of or failure to comply with any of its covenants and agreements contained in this Agreement or any Ancillary Agreement;

(b)           any breach or inaccuracy of any representation or warranty of any Seller contained in this Agreement or any Ancillary Agreement; and

(c)           any Retained Liabilities or Excluded Assets.

Sellers shall not have any liability under Section 14.2(b) unless the aggregate of all Damages for which Sellers would, but for this provision, be liable under Section 14.2(b) exceed an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Indemnity Basket”). Buyer acknowledges and agrees that the maximum aggregate liability of Sellers pursuant to Section 14.2(b) to the Buyer Group Members for any and all Damages, collectively, shall not exceed Eight Million Two-Hundred Fifty Thousand Dollars ($8,250,000). Notwithstanding anything to the contrary, the limitations set forth in this paragraph shall not be applicable in respect of (a) any Damages resulting from breaches or inaccuracies of the representations and warranties set forth in Sections 4.2 and 4.4  (to the extent related to title to Broadcasting Assets or other properties and the absence of Encumbrances) and (b) fraud or intentional misrepresentation. Any claim or series of related claims for Damages under Section 14.2(b) which does not exceed $5,000 shall be disregarded for all purposes of Section 14.2(b), such claims shall not be counted for purposes of the Indemnity Basket and Sellers shall have no liability with respect thereto. For the avoidance of doubt, for purposes of Section 14.2(b), Sellers shall be deemed to have remade each of the representations and warranties set forth in Article IV on the Closing Date and shall be liable under Section 14.2(b), subject to the other limitations set forth in this Section 14.2, for each breach or inaccuracy of any such representation or warranty (i) except if such representation or warranty expressly relates to any specified earlier date, in which case Sellers shall be liable under this Section 14.2 only if such representation or warranty was not true and correct as of such specified earlier date; or (ii) without limiting Sellers’ obligations under Section 14.2(a), except that Sellers shall not be liable for any failure of a representation or warranty to be true and correct as of the Closing Date as a result of a transaction occurring between the date hereof and the Closing Date if such transaction is not prohibited by this Agreement.

14.3.        Buyer’s Indemnification. Buyer agrees to indemnify, defend and hold Sellers, their Affiliates, and their respective directors, officers, members, partners, stockholders, employees, agents and advisors (collectively, the “Seller Group Members”) harmless from and after the Closing from and against any and all Damages incurred by any Seller Group Member resulting from:

(a)           Buyer’s breach of or failure to comply with any of its covenants and agreements contained in this Agreement or any Ancillary Agreement;

(b)           any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement or any Ancillary Agreement; and

(c)           any Assumed Obligations.

Buyer shall not have any liability under Section 14.3(b) unless the aggregate of all Damages for which Buyer would, but for this provision, be liable under Section 14.3(b) exceed the amount of the Indemnity Basket, and then to the extent of any such Damages. Each Seller acknowledges and agrees that the maximum aggregate liability of Buyer pursuant to Section 14.3(b) to the Seller Group Members for any and all Damages, collectively, shall not exceed Eight Million Two-Hundred Fifty Thousand Dollars ($8,250,000). In no event shall a waiver of any condition set forth in Article VII by Buyer limit Buyer’s right to indemnification under this Article XIV.

14.4.        Limitations. No officer, director, employee or agent of any Seller, of Buyer or of any of their respective Affiliates shall have any Liability under this Agreement or any document delivered in connection herewith.

14.5.        Treatment of Indemnity Payments. Buyer and Sellers agree that any indemnity payments made pursuant to this Article XIV will be treated by the parties as an adjustment to the Aggregate Consideration.

14.6.        Method of Asserting Claim.

14.6.1.             Third-Party Claims.

(a)           A Person seeking indemnification under this Article XIV (an “Indemnified Person”) shall give written notification to the Person from whom indemnification is sought (the “Indemnifying Person”) of the commencement of any suit or proceeding relating to a third-party claim or any other assertion of Liabilities by a third party (a “Third-Party Claim”) which the Indemnified Person has reasonable basis to believe may give rise to any Damages for which indemnification pursuant to this Article XIV may be sought. Such notification shall be given within thirty (30) days after receipt by the Indemnified Person of notice of such Third-Party Claim, and shall describe the nature of, and (to the extent known by the Indemnified Person) the facts constituting the basis for, such Third-Party Claim and the amount of the claimed Damages; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third-Party Claim, including, but not limited to, any summons, complaint or other pleading which may have been served, any written demand and any other documentation.

(b)           Within ten (10) business days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such suit, claim or proceeding with counsel reasonably satisfactory to the Indemnified Person. If the Indemnifying Person does not so assume control of such defense, if the Indemnifying Person has filed for bankruptcy, or, if the suit, claim or proceeding is other than solely for money damages, the

Indemnified Person shall have the right to control such defense. The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense. The party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading that may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Person shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld or delayed; provided, however, that in no event shall the Indemnified Person be required to consent to any settlement the terms of which impose any equitable relief upon such Indemnified Person or limit in any manner the ability of such Indemnified Person to conduct his business and affairs. The Indemnified Person shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld or delayed.

14.6.2.             Indemnification Claims by the Parties.

(a)           In order to seek indemnification under this Article XIV, an Indemnified Person shall give written notification (a “Claim Notice”) to the Indemnifying Person which contains (i) a description and the amount (the “Claimed Amount”), including the basis therefor, of any Damages incurred by the Indemnified Person, (ii) a statement that the Indemnified Person is entitled to indemnification under this Article XIV for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages, subject to the limitations contained in this Article XIV.

(b)           Within ten (10) business days after delivery of a Claim Notice, the Indemnifying Person shall deliver to the Indemnified Person a written response (the “Response”) in which the Indemnifying Person shall: (i) agree that the Indemnified Person is entitled to receive all of the Claimed Amount; (ii) agree that the Indemnified Person is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”); or (iii) dispute that the Indemnified Person is entitled to receive any of the Claimed Amount. If the Indemnifying Person in the Response disputes the payment of all or part of the Claimed Amount, the Indemnifying Person and the Indemnified Person shall follow the procedures set forth in Section 14.6.2(c) and Section 18.16 for the resolution of such dispute (a “Dispute”).

(c)           During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Person and the Indemnified Person shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the parties shall resolve such dispute in accordance with Section 18.16 of this Agreement.

14.6.3.             Indemnitor’s Obligations. Except for Third-Party Claims being defended in good faith and claims subject to an unresolved Dispute, the Indemnifying Person shall satisfy its obligations hereunder in cash within thirty (30) days after the Claim Notice.

14.7.        Recovery. The amount of any Damages for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by an Indemnified Person from third parties (including amounts actually recovered under insurance policies) less all reasonably allocable costs, charges and expenses (including the present value of increased insurance premiums) incurred by an Indemnified Party in obtaining such recovery.

14.8.        Subrogation. In the event that the Indemnifying Person makes any payment to any Indemnified Person for indemnification for which such Indemnified Person could have collected on a claim against a third party (including under any Contract and any insurance claims), the Indemnifying Person shall be entitled to pursue claims and conduct litigation on behalf of such Indemnified Person and any of its successors, to pursue and collect on any indemnification or other remedy available to such Indemnified Person thereunder with respect to such claim and generally to be subrogated to the rights of such Indemnified Person. Except pursuant to a settlement agreed to by the Indemnifying Party, the Indemnified Party shall not waive or release any contractual right to recover from a third party any loss subject to indemnification hereby without the prior written consent of the Indemnifying Party.

14.9.        Limitation on Liability. The parties hereto acknowledge and agree that from and after the Closing, except to the extent of claims based on fraud or intentional misrepresentation, the sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than any claims relating to a breach of a covenant or agreement under this Agreement which by its terms contemplates performance after the Closing), shall be made pursuant to the provisions of this Article XIV.

14.10.      Termination of Indemnification. The obligations to indemnify and hold harmless any party: (a) pursuant to Section 14.2(b) or 14.3(b) shall terminate when the applicable representation or warranty terminates pursuant to Section 14.1; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which an Indemnified Person shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim pursuant to Section 14.6.1 or 14.6.2 to the Indemnifying Person; and (b) pursuant to clauses (a) and (c) of Section 14.2 or clauses (a) and (c) of Section 14.3 shall not terminate.

14.11.      Special Damages. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any party to this Agreement be entitled to indemnification for such party’s incidental, consequential, special, exemplary or punitive damages or other special damages, regardless of the theory of recovery, except to the extent that the Indemnified Party is obligated to pay any such damages to a third party; provided, that the foregoing limitation shall not preclude recovery by Buyer or a Buyer Group Member for any diminution in the value of the Business that actually and directly results from a breach of representation, warranty, covenant or agreement by Sellers.

ARTICLE XV.
COSTS AND EXPENSES

Except as expressly provided elsewhere herein, each of the parties hereto shall bear all costs and expenses incurred by it in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein. The payment of all sales, use, transfer or similar Taxes, documentation stamps, recording costs or other similar charges imposed by any and all Governmental Authorities (excluding any income Taxes) with respect to the transfer of title to the Broadcasting Assets hereunder and the other transactions contemplated hereby shall be borne one half by Sellers and one half by Buyer. All costs and fees incurred in connection with clearing and removing any Encumbrances other than Permitted Encumbrances shall be the sole responsibility of Granite.

ARTICLE XVI.
TERMINATION

16.1.        Events of Termination. This Agreement may be terminated:

16.1.1.             Buyer. By Buyer, by written notice to Sellers, if the Closing shall not have occurred (other than as a result of the failure by Buyer or its Affiliates to comply in all material respects with their obligations under this Agreement) on or prior to June 30, 2006 (such date, the “Outside Date”);

16.1.2.             Granite. By Granite, by written notice to Buyer, if the Closing shall not have occurred (other than as a result of the failure by Sellers or their Affiliates to comply in all material respects with their obligations under this Agreement) on or prior to the Outside Date;

16.1.3.             Mutual Consent. By mutual written consent of Buyer and Granite;

16.1.4.             By Granite on Breach. Subject to Section 18.1 hereof, by Granite, by written notice to Buyer, if (a) Buyer is in material breach of this Agreement (including without limitation a willful failure by Buyer to consummate the transactions contemplated hereby), such that the conditions set forth in Sections 7.2.2 and 7.2.3 would not be satisfied as a result of such breach as if the Closing Date were the date of any such determination of such breach, and (b) no Seller is then in material breach of this Agreement; provided that, if Buyer’s breach is capable of being cured prior to all other applicable conditions to Closing being met and the Buyer is diligently seeking to cure Buyer’s breach, such termination by Granite shall be effective only when such other conditions are met and Buyer’s breach has not been cured;

16.1.5.             By Buyer on Breach. Subject to Section 18.1 hereof, by Buyer, by written notice to Granite, if (a) any Seller is in material breach of this Agreement such that the conditions set forth in Sections 7.1.3 and 7.1.4 would not be satisfied as a result of such breach as if the Closing Date were the date of any such determination of such breach and (b) Buyer is not then in material breach of this Agreement; provided that, if such Seller’s breach is capable of being cured prior to all other applicable conditions to Closing being met and such Seller is diligently seeking to cure such Seller’s breach, such termination by Buyer shall be effective only when such other conditions are met and such Seller’s breach has not been cured; or

16.1.6.             Other. As otherwise provided in this Agreement pursuant to Sections 10.1 and 10.3.

16.2.        Effect of Termination.

16.2.1.             Effect. If this Agreement is validly terminated pursuant to Section 16.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of any party hereto (or any of their respective officers, directors, employees, agents or other representatives or Affiliates) except (i) as provided in Section 16.2.2 hereof and (ii) except that the provisions with respect to expenses in Article XV hereof and public announcements and confidentiality in Section 18.14 and Section 18.17, respectively, will continue to apply following any such termination.

16.2.2.             Generally. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 16.1.5 hereof, Sellers will remain liable to Buyer for any breach of this Agreement by Sellers existing at the time of such termination. Additionally, upon termination of this Agreement pursuant to Section 16.1.4 hereof, Buyer’s sole liability to Seller for any breach of this Agreement by Buyer existing at the time of such termination shall be satisfied by release of the Escrow Deposit to Granite. Sellers, in the event of a failure by Buyer to deliver the escrow instruction if and when required by Section 2.2.1(b), on the one hand, or Buyer, on the other hand, may seek such remedies, including Damages and fees of attorneys, against the other with respect to any such breach resulting in a termination pursuant to Section 16.1.5 or Section 16.1.4, as applicable, as are provided in this Agreement or as are otherwise available at law or in equity. Sellers waive, and shall not assert, any right or remedy other than a right to receipt of the Escrow Deposit in connection with such termination (and, in connection with such termination, any breach giving rise thereto) against Buyer or any Buyer Group Member. Notwithstanding anything to the contrary contained herein, in the event the Closing does not occur, the aggregate liability of the Buyer Group Members hereunder for all losses and damages arising from or in connection with this Agreement and the transactions contemplated hereby shall not exceed U.S.$750,000.

ARTICLE XVII.
NON-COMPETITION; NON-SOLICITATION; AND CONFIDENTIALITY

17.1.        Non-Competition; Non-Solicitation. Sellers hereby agree that no Seller shall, directly or indirectly, including through any Affiliate controlled by any Seller, (a) for a period of five (5) years from and after the Closing, in any manner engage in, own, participate in, control, operate, perform services for, or otherwise carry on, the television station business within the San Francisco, California Designated Market Area as measured by Nielsen Media Research Company, except on behalf of Buyer or (b) for a period of two (2) years from and after the Closing, solicit, induce or attempt to persuade any employee, agent, customer, supplier or other Person having a business relationship with the Station to terminate his, her or its relationship with Buyer or any of its Affiliates.

17.2.        Confidentiality. Each Seller and any of its Affiliates thereof hereby agree to maintain confidential and not use for any purpose any information relating to the Business (other than information in the public domain not as the result of a breach of this Agreement), except: (a) for disclosure to authorized representatives of Buyer; (b) as necessary to the performance of this Agreement; (c) as authorized in writing by Buyer; or (d) to the extent that disclosure is required by Law or the Order of any Governmental

Authority under color of law; provided, that, prior to disclosing any information pursuant to this clause (d), the disclosing Person shall have given prior written notice thereof to Buyer and, to the extent practicable, provided Buyer with the opportunity to contest such disclosure at Buyer’s expense.

17.3.        Equitable Relief. Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article XIV and other remedies at law would be inadequate in the case of any breach of the covenants contained in Sections 17.1 and 17.2, Buyer and its Subsidiaries shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants. In the event that any provision of this Article XVII is deemed to be unenforceable, the remainder of this Article XVII shall not be affected thereby and each provision hereof shall be valid and enforced to the fullest extent permitted by law.

ARTICLE XVIII.
MISCELLANEOUS

18.1.        Grace Period. Notwithstanding any other provision of this Agreement, if a default by any party hereto can be cured or a condition satisfied within fifteen (15) business days after the time initially fixed for the Closing as set forth herein, then the Closing Date shall be extended for the period (not to exceed fifteen (15) business days) required for such party to make such cure or satisfaction; provided, that, (i) such default does not, and would not reasonably be expected to, have a Material Adverse Effect or a material adverse effect on Buyer and (ii) this Section 18.1 shall not limit Buyer’s or Sellers’ right to terminate this Agreement on the Outside Date. If such cure or satisfaction cannot be, or is not, completed within fifteen (15) business days after such initial time, then the rights of the parties shall be governed by the applicable provisions of this Agreement.

18.2.        Further Assurances. Each party shall, from time to time, upon the request of another party, execute, acknowledge and deliver to the other party such other documents or instruments, and take any and all actions as are reasonably necessary for the implementation and consummation of the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, following Closing, Sellers shall take such actions as Buyer may reasonably request in order to obtain any consents that have not been obtained prior to Closing and that are necessary for the assignment of the applicable Sellers’ title to, interest in and rights under any Contracts.

18.3.        Notice of Proceedings. Each party hereto will promptly and in any case within ten (10) business days notify the other parties in writing upon becoming aware of any labor organization drive relating to the KBWB Employees or any Order or any complaint praying for an Order restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any Governmental Authority of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

18.4.        Notices. Any notice, request, demand or consent required or permitted to be given under this Agreement shall be in writing (including telexes, telecopies, facsimile transmissions and similar writings) and shall be effective when transmitted and confirmation of receipt is obtained for telexes, telecopies, facsimile transmissions and similar writings; when delivered personally; one (1) day after being sent by recognized overnight courier; and five (5) days after being sent by registered mail, first class, postage prepaid, return receipt requested; in each case to the following address or telecopier number, as applicable:

If to Sellers to:

Granite Broadcasting Corporation

767 Third Avenue

34th Floor

New York, New York 10017

Attention:              Lawrence I. Wills

Telephone:            (212) 826-2530

Telecopier:            (212) 826-2858

with copies to:

Akin Gump Strauss Hauer & Feld LLP

Robert S. Strauss Building

1333 New Hampshire Avenue, N.W.

Washington, D.C. 20036

Attention:              Russell W. Parks, Jr.

Telephone:            (202) 887-4000

Telecopier:            (202) 887-4288

If to Buyer to:

DS Audible San Francisco, LLC

c/o D.B. Zwirn & Co.

745 Fifth Avenue

18th Floor

New York, N.Y. 10151

Attention:              Eileen M. Burke

Telephone:            (646) 720-9164

Telecopier:            (646) 720-9000

with copies (which shall not constitute notice) to:

O’Melveny & Myers LLP

7 Times Square

New York, New York  10036

Attention:           Gregory P. Patti, Jr.

Telephone:         (212) 326-2273

Telecopier:          (212) 326-2061

or at such other address as either party shall specify by notice to the other.

18.5.        Headings and Entire Agreement; Amendment. The article, section and subsection headings do not constitute any part of this Agreement and are inserted herein for convenience of reference only. Except as set forth in Section 18.15, this Agreement (together with the schedules and exhibits hereto and the Ancillary Agreements, for the avoidance of doubt, including, without limitation, letter agreements entered into on the date hereof) embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes all negotiations, representations, warranties, commitments, offers, Contracts and writings prior to the date hereof. This Agreement may not be amended, modified or changed orally, but only in writing signed by the party against whom enforcement of any amendment, modification, change, waiver, extension or discharge is sought.

18.6.        Waiver. No waiver of a breach of, or default under, any provision of this Agreement shall be deemed a waiver of such provision or of any subsequent breach or default of the same or similar nature or of any other provision or condition of this Agreement.

18.7.        Binding Effect and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Neither this Agreement nor any obligation hereunder shall be assignable except with the prior written consent of the other parties hereto which may be withheld for any reason; provided, however, that (a) Buyer may assign this Agreement, in whole or in part, to any direct or indirect wholly owned Subsidiary of Buyer without Sellers’ prior written consent, provided Buyer agrees in writing with Granite to unconditionally guarantee all obligations of such assignee under this Agreement and (b) Buyer may assign as collateral and grant a security interest in all of its right, title and interest under this Agreement (but not its obligations) to its lenders providing the financing to Buyer to enable Buyer to consummate the transactions contemplated hereby.

18.8.        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which taken together shall constitute one agreement.

18.9.        Exhibits, Schedules and Attachments. The Exhibits and Schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions in this Agreement shall control. Unless the context otherwise requires, references herein (a) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (b) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

18.10.      Rights Cumulative. Except as set forth herein, all rights, powers and remedies herein given to the parties hereto are cumulative and not alternative, and are in addition to all statutes or rules of law.

18.11.      Governing Law. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of New York applicable to Contracts made and to be performed therein.

18.12.      Severability. If any provision of this Agreement or the application thereof to any Person or circumstance, is held invalid, such invalidity shall not affect any other provision which can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable.

18.13.      Third-Party Rights. Except as expressly provided in Article XIV hereof with respect to Indemnified Persons and the Persons referred to in Section 14.4, nothing in this Agreement (including the Schedules, Exhibits and other attachments hereto, or any ancillary agreement, instrument or document contemplated hereby or relating hereto) shall be deemed to create any right with respect to any Person not a party to, or any property not subject to, this Agreement.

18.14.      Public Announcements. Except as otherwise required by Law or by the rules, regulations or policies of any national securities exchange or association upon which Granite’s securities are traded, Buyer and each Seller shall, prior to its issuance of any press release or other public announcement relating to the transactions contemplated by this Agreement or any Ancillary Agreement, submit to the other parties, and obtain the approval of such parties to the press release, which approval shall not be unreasonably withheld.

18.15.      Specific Performance. Sellers acknowledge that the Broadcasting Assets to be sold and delivered to Buyer pursuant to this Agreement are unique and that Buyer has no adequate remedy at law if Sellers shall fail to perform any of their obligations hereunder, and Sellers therefore confirm and agree that Buyer’s right to specific performance is essential to protect the rights and interests of Buyer. Accordingly, in addition to any other remedies which Buyer may have hereunder or at law or in equity or otherwise, Sellers hereby agree that Buyer shall have the right to have all obligations, undertakings, agreements and other provisions of this Agreement specifically performed by Sellers and that Buyer shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof, and that Buyer shall not be required to pay or post any bond in connection with any such equitable relief.

18.16.      Resolution of Disputes. Subject to Section 18.15, all disputes (including Disputes), claims or controversies arising out of or relating to this Agreement and the Ancillary Agreements or the negotiation, validity or performance hereof or the transactions contemplated hereby that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration before the American Arbitration Association (“AAA”). The arbitration shall be held in New York, New York before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by the AAA unless specifically modified herein. The arbitrator’s decision shall set forth a reasoned basis for his or her decision, including any award of damages or finding of liability. Each party hereby irrevocably submits to the jurisdiction of the AAA with respect to any such matter and irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding. Each of the parties irrevocably and unconditionally consents (on behalf of itself and its Affiliates) to the exclusive jurisdiction of the AAA to resolve all disputes, claims or controversies arising out of or relating to this Agreement and the Ancillary Agreements or the negotiation, validity or performance hereof or the transactions contemplated hereby.

18.17.      Confidentiality. The parties agree and acknowledge that the Confidentiality Agreement is binding upon Buyer and will remain in full force and effect to the extent not superseded by this Agreement until the earlier of (x) the Closing Date or (y) the expiration date of the obligations thereunder as provided therein.

18.18.      Bulk Sales Waiver. Sellers and Buyer waive compliance with applicable Laws under any version of Article 6 of the Uniform Commercial Code adopted by any state or any similar Law relating to a bulk sale in connection with the sale of the Broadcasting Assets hereunder.

 [Signature Page Follows]

IN WITNESS WHEREOF, each party has caused this Purchase and Sale Agreement to be duly executed and delivered in its name and on its behalf, all as of the date and year first above written.

GRANITE BROADCASTING CORPORATION

By: /s/ Lawrence I. Wills

Name:     Lawrence I. Wills

Title:       Senior Vice President-Chief Financial Officer

KBWB, INC.

By: /s/ Lawrence I. Wills

Name:     Lawrence I. Wills

Title:       Vice President

KBWB LICENSE, INC.

By: /s/ Lawrence I. Wills

Name:     Lawrence I. Wills

Title:       Vice President

DS AUDIBLE SAN FRANCISCO, LLC

By: DS Audible, LLC

Its: Member

By: /s/ David Proshan

Name: David Proshan

Title: Authorized Signatory